UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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STEINER LEISURE LIMITED
(Name of Registrant as Specified In Its Charter)
NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEINER LEISURE LIMITED

April 30, 2010

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Steiner Leisure Limited, which will be held in the Bowman Room at The Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 on Thursday, June 10, 2010, at 9:00 a.m. local time.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to please cast your vote as soon as possible. If you decide to attend the annual meeting, you will, of course, have the opportunity to vote in person.

Sincerely,

/s/ Clive E. Warshaw

Clive E. Warshaw
Chairman of the Board

STEINER LEISURE LIMITED

_______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 10, 2010

_______________

To our Shareholders:

The annual meeting of the shareholders of Steiner Leisure Limited will be held in the Bowman Room at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 on Thursday, June 10, 2010, at 9:00 a.m. local time for the following purposes:

    To elect two Class II directors to serve for terms of three years;

    To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010; and

    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 15, 2010 are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof.

In accordance with Securities and Exchange Commission "notice and access" rules, we have elected to provide access to our proxy materials via the internet. We believe that the "notice and access" process will expedite the receipt of proxy materials, reduce our printing and mailing expenses and reduce the environmental impact of producing materials required for the annual meeting of shareholders. A Notice of Internet Availability of Proxy Materials (the "Notice") will be mailed to our registered shareholders and beneficial owners. The Notice contains instructions on how to access the proxy materials on the internet, how to vote and how to request printed copies. In addition, shareholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 10, 2010

This proxy statement and our 2009 Annual Report to shareholders are available at proxyvote.com, which does not have "cookies" that identify visitors to the site. Please have the 12-digit control number on the Notice available to access these documents.

If you are a registered shareholder (you hold your shares in your own name through our transfer agent), you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. You can vote by proxy over the internet or by telephone by following the instructions provided in the Notice or, if you elect to receive printed copies of the proxy materials by mail, you can also vote by internet, mail or telephone by following the instructions provided on the proxy card.

If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank or a trustee) and you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization that holds your shares. If you are a beneficial owner of shares and you do not wish to vote in person at the annual meeting, please refer to the instructions on how to vote your shares you receive from your brokerage firm, bank or trustee.

By Order of the Board of Directors

/s/ Robert C. Boehm

Robert C. Boehm

Secretary

April 30, 2010

STEINER LEISURE LIMITED
Suite 104A
Saffrey Square
P.O. Box N-9306
Nassau, The Bahamas

_______________

PROXY STATEMENT

_______________

This Proxy Statement contains information for shareholders of Steiner Leisure Limited, a Bahamas international business company (referenced herein as the "Company," "we," "us" or "our"), in connection with the solicitation of proxies by our board of directors from holders of the Company's outstanding common shares, (U.S.) $.01 par value per share (the "Common Shares"), for use at the annual meeting of shareholders of the Company to be held on Thursday, June 10, 2010, in the Bowman Room at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 at 9:00 a.m. local time and at any adjournments or postponements thereof (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.

Only holders of record of Common Shares as of the close of business on April 15, 2010 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on that date, the Company had 14,828,589 Common Shares issued and outstanding. Holders of Common Shares are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each Common Share held of record as of the Record Date. Common Shares represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxy. If no instructions are indicated, shares represented by proxy will be voted "for" the election, as directors of the Company, of the nominees named in the proxy to serve until the 2013 annual meeting of shareholders, "for" approval of the ratification of the appointment of Ernst & Young LLP ("Ernst & Young") as independent auditors for the Company for fiscal year 2010 and in the discretion of the proxy holders as to any other matter which may properly be presented at the Annual Meeting.

This proxy statement and form of proxy are first being made available to our shareholders beginning on or about April 30, 2010.

Any holder of Common Shares giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, (ii) by a duly executed proxy bearing a later date than the date of the proxy being revoked or (iii) at the Annual Meeting, if the shareholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke the proxy. All written notices of revocation of proxies should be addressed as follows: Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

The holders of a majority of Common Shares issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of the Class II directors. Approval of Proposal Two requires the affirmative vote of the majority of the Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to such director or directors, although the Common Shares represented by proxy will be treated as "present" and "entitled to vote." For the purpose of determining the vote required for approval of Proposal Two, Common Shares held by shareholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter.

A "broker non-vote" refers to Common Shares represented in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter. Under recent New York Stock Exchange ("NYSE") rule changes, a broker does not have the discretion to vote on the election of directors and, as a result, any broker that is a member of the NYSE will not have the discretion to vote on the election of directors. A broker non-vote will have no effect on the election of directors.

PROPOSAL ONE - ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the board of directors pursuant to the Company's Amended and Restated Articles of Association (the "Articles"), is seven. In accordance with the Articles, the board of directors of the Company consists of three classes: Class I, Class II and Class III, consisting of two, two and three directors, respectively. One of the three classes is elected each year to succeed the directors whose terms are expiring. The Class II directors are to be elected at the Annual Meeting, the Class III directors are to be elected at the 2011 annual meeting of shareholders and the Class I directors are to be elected at the 2012 annual meeting of shareholders. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and take office, unless, prior to that date, they have resigned or otherwise left office.

The board has determined that four directors, Ms. Cohen, Ms. Dickins (who was recommended to the Governance and Nominating Committee for consideration as a nominee by board members and subsequently recommended by the Governance and Nominating Committee to the board for appointment by the board as a Class II director on June 10, 2009), Mr. Harris and Mr. Preston, are independent directors as defined in the rules of the Nasdaq Stock Market (the "Nasdaq Rules").

At the Annual Meeting, the Class II directors are to stand for election to the board to serve until the 2013 annual meeting of shareholders. The nominees for election as Class II directors at the Annual Meeting are Cynthia R. Cohen and Denise Dickins, who are presently directors of the Company. Each of the nominees was nominated by the board based on the recommendation of the Governance and Nominating Committee.

If any of the nominees is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present board. The board of directors has no reason to believe that either of the nominees will be unable or unwilling to serve as a director.

If either Ms. Cohen or Ms. Dickins fails to be elected at the Annual Meeting, the board would, as soon as practicable, appoint an additional independent director to serve until the 2011 annual meeting, in order to ensure that the Company remains in compliance with the Nasdaq Rules' requirement that the Company have a majority of independent directors.

The following table sets forth the names and ages (as of the date of the Annual Meeting) of the directors, the class (and year that class stands for election) to which each director has been elected or nominated for election, the positions and offices, if any, held by each director with the Company and the year during which each became a director of the Company.

Name	Age	Positions with the Company	Director Since

Class II
Directors Holding Office Until 2010
Cynthia R. Cohen	57	Director	2006
Denise Dickins	48	Director	2009

Class III
Directors Holding Office Until 2011
Leonard I. Fluxman	51	President and Chief Executive Officer and Director	1995
Michèle Steiner Warshaw	64	Executive Vice President of Cosmetics Limited and Director	1995
Steven J. Preston	58	Director	1997

Class I
Directors Holding Office Until 2012
Clive E. Warshaw	68	Chairman of the Board	1995
David S. Harris	50	Director	2004

Cynthia R. Cohen has served as a director of the Company since April 2006. She is the founder and President of Strategic Mindshare, a strategy consulting firm serving retailers and consumer product manufacturers since 1990. From 1987 to 1990, Ms. Cohen was a partner in management consulting with Deloitte & Touche LLP and its predecessor. Ms. Cohen is a director of bebe Stores, Inc. and Equity One, a shopping center REIT, and was previously a director of Hot Topic. Ms. Cohen is a resident of the United States.

Ms. Cohen has expertise in consumer shopping behavior, brand management, retail operations and business strategy from her experience consulting to large and small consumer products manufacturers, retailers and other entities. In addition, Ms. Cohen brings experience in audit, governance and risk management matters, gained as a director and member of board committees of other public companies.

Denise Dickins has served as a director of the Company since June 2009. She has been an Assistant Professor of Accounting and Auditing for East Carolina University since 2006. She was also an instructor of various accounting courses at Florida Atlantic University from 2002 to 2006. From 1983 to 2002, Ms. Dickins was with Arthur Andersen LLP ("Arthur Andersen"), where she served in various capacities, including Partner in Charge of the South Florida Audit Division. From 1996 until 2002, Ms. Dickins served as the partner in charge of the audit of the Company. Ms. Dickins currently serves on the board of directors of TradeStation Group, Inc., an online brokerage firm, and Watsco, Inc., an independent distributor of heating, air conditioning and refrigeration products. Ms. Dickins is a resident of the United States.

Ms. Dickins combines extensive experience as a major public accounting firm audit partner and as an accounting faculty member at major universities to provide accounting, auditing and financial expertise to the board. She also provides perspectives gained as a director of two other public companies.

Leonard I. Fluxman has served as President and Chief Executive Officer of the Company since January 2001, and as a director since November 1995. From January 1999 through December 2000, he served as President and Chief Operating Officer of the Company. From November 1995 through December 1998, he served as Chief Operating Officer and Chief Financial Officer of the Company. Mr. Fluxman joined the Company in June 1994, in connection with the Company's acquisition of Coiffeur Transocean (Overseas), Inc. ("CTO"), which operated a business similar to that of Steiner Group. Mr. Fluxman served as CTO's Vice President - Finance from January 1990 until June 1994 and as its Chief Operating Officer from June 1994 until November 1996. Mr. Fluxman, a certified public accountant, was employed by Laventhol and Horwath from 1986 to 1989, during a portion of which period he served as a manager. Mr. Fluxman is a resident of the United States.

Mr. Fluxman's day to day leadership as President and Chief Executive Officer of the Company, as well as the experience he has gained during more than 20 years of service in both senior operational and financial capacities with the Company and one of its predecessor companies, provides him with intimate knowledge of the Company's operations.

Michèle Steiner Warshaw has served as a director of the Company since November 1995 and as a senior officer of its Cosmetics Limited subsidiary since November 1996. From January 1996 through December 2001, she served as Executive Vice President of the Company. From November 1995 through December 1995, Ms. Warshaw served as the Company's Senior Vice President - Development. From 1967 until November 1995, Ms. Warshaw held a variety of positions with Steiner Group, including assisting in the design and development of shipboard spa facilities and services. Ms. Warshaw is a resident of The Bahamas. Ms. Warshaw is the wife of Clive E. Warshaw.

Ms. Warshaw has a unique familiarity with the operations, history and culture of the Company, having served in a broad variety of positions with the Company and one of its predecessor companies for more than 40 years. She also has a strong knowledge base with respect to the maritime industry.

Steven J. Preston has served as a director of the Company since April 1997. Since March 1997, Mr. Preston has served as an independent financial consultant and from April 2003 until 2008, he was involved in real estate development. From 1974 through February 1997, Mr. Preston served with Arthur Andersen, including, from September 1985, as a tax partner. From 1995 until 2002, Arthur Andersen provided tax advice to the Company and served as the Company's independent auditors. Mr. Preston was the partner in charge of Arthur Andersen's engagement to provide tax advice to the Company prior to his departure from that firm. Mr. Preston is a resident of the United States.

Mr. Preston has extensive background advising large multinational companies in a variety of industries, including with respect to corporate structuring, acquisition/joint venture planning, design and implementation of cross border pricing strategies, intellectual property use, capital flow strategies and compensation planning. Mr. Preston also brings a knowledgeable perspective of the tax aspects of the Company's multinational corporate structure, gained from his involvement as lead partner in developing the strategy in this regard during the Company's pre-initial public offering ("IPO") tax panning.

Clive E. Warshaw has served as Chairman of the Board of the Company since November 1995. From November 1995 through December 2000, Mr. Warshaw also served as Chief Executive Officer of the Company. Mr. Warshaw joined the Company's predecessor, Steiner Group Limited, subsequently known prior to its dissolution as STGR Limited ("Steiner Group") in 1982 and served as the senior officer of the Maritime Division of Steiner Group from 1987 until November 1995. Mr. Warshaw is a resident of The Bahamas. Mr. Warshaw is the husband of Michèle Steiner Warshaw.

Mr. Warshaw's many years of service to the Company in various capacities, including his involvement in the development and growth of the Company's maritime operations, as well as his extensive knowledge of the maritime industry, gives him unique insights into the Company's operations, opportunities and challenges.

David S. Harris has served as a director of the Company since June 2004. He has served as President of Grant Capital, Inc., a private investment company, since January 2002 ("Grant"). From May 2001 until December 2001, Mr. Harris served as a Managing Director in the investment banking division of ABN Amro Securities LLC ("ABN"). From September 1997 until May 2001, Mr. Harris served as a Managing Director and Sector Head of the Retail, Consumer and Leisure Group of ING Barings LLC, a financial institution ("ING"). The operations of ING with which Mr. Harris was associated were acquired by ABN in May 2001. From 1986 to

 1997, Mr. Harris served in various capacities as a member of the investment banking group of Furman Selz LLC. Furman Selz LLC was acquired by ING in September 1997. Mr. Harris, through the firms with which he was then employed, provided investment banking services to the Company from time to time from 1996 through July 2001. In 2001, the Company received financing from an affiliate of ABN while Mr. Harris worked for ABN. Mr. Harris is a director of Rex Stores Corporation, a retailer of consumer electronics and appliances. Mr. Harris is a resident of the United States.

Mr. Harris brings to the board extensive financial industry perspective, as well as the experience of involvement in the financing and growth of a variety of businesses through his investment banking and investing background. He also has extensive knowledge of the Company, gained from his experience as an outside financial services provider to the Company, including in connection with its IPO in 1996.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" the election of Cynthia R. Cohen and Denise Dickins as Class II Directors.

Board Leadership Structure

Our Governance Guidelines do not require the separation of the roles of Chairman of the Board and Chief Executive Officer. The board makes the decision in this regard based on what is best for the Company at a given point in time.  Since 2001, the roles of our Chairman of the Board and our Chief Executive Officer have been separated. We believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business while helping to keep a measure of independence between the oversight function of our board and operating decisions.

Our independent directors meet at regularly scheduled executive sessions without members of management present. The chair of our Governance and Nominating Committee presides over those executive sessions of independent directors.

Board Role in Risk Oversight

We have enterprise risk management processes and controls, which include risk assessments performed by management within each division of the Company. Executive management periodically reviews the divisional risk assessments. The board of directors takes an active role and acknowledges responsibility in oversight of the Company's risk management processes. Reports and presentations are made to, and discussed with, the board on a quarterly basis on company-wide financial, information technology, legal, and operational functions, including risk management developments in these and other areas, as they arise. Division management also makes quarterly presentations to the board on a rotating basis. Division management presentations include a summary of key business initiatives, challenges and plans and, from time, to time risk assessments. The board as a whole also reviews risk management practices and evaluates significant risks in the course of its reviews of corporate strategy, business plans and budgets, reports of board committees and other presentations.

The board committees also engage in risk oversight, and the board's leadership structure supports its risk management responsibilities. Two individuals serve as the Chairman of the Board and the principal executive officer, respectively. All committees are comprised of independent directors. The Governance and Nominating Committee establishes the board meeting agendas. The Audit Committee reviews risks identified by management, with management, including a review and discussion of the practices and recommendations to identify, monitor and mitigate those risks. The Audit Committee reports its findings to the full board not less than quarterly. The Compensation Committee discusses and analyzes risks associated with both executive compensation and general compensation policies and practices for our employees from time to time. All directors are encouraged to raise matters at any time for review and discussion at board and committee meetings, including recommendations to mitigate or limit any risks.

Meetings and Committees of the Board of Directors

The Company's board of directors met nine times during 2009.

The board of directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Each of these committees operates under a written charter adopted by the board which sets forth the scope of the responsibilities of that committee. Copies of those charters are available for review on the Company's web site at www.steinerleisure.com. These three committees consist solely of directors who are independent as defined in the Nasdaq Rules. Ms. Cohen, Ms. Dickins, Mr. Harris and Mr. Preston are the members of the Audit and Governance and Nominating Committees and Ms. Cohen and Messrs. Harris and Preston are the members of the Compensation Committee. Mr. Preston serves as Chair of the Audit Committee, Mr. Harris serves as Chair of the Compensation Committee and Ms. Cohen serves as Chair of the Governance and Nominating Committee.

The Audit Committee is responsible for overseeing internal accounting controls and accounting, auditing and financial reporting matters, including the engagement of independent auditors and the review of financial statements included in the Company's Securities and Exchange Commission ("SEC") filings. The Audit Committee also is responsible for the review of proposed transactions between the Company and related parties. The report of the Audit Committee appears below, under "Audit Committee Report." The Audit Committee met four times during 2009.

The Compensation Committee is responsible for approving the compensation arrangements for executive officers and certain other officers of the Company and for establishing policies relating to that compensation. Under the Compensation Committee charter, the committee also is responsible for recommending the compensation of the Company's directors. The board of directors is responsible for determining compensation of board members. Compensation determinations with respect to executive officers of the Company have been made based on discussions with management and, with respect to certain executive officers, based on review of information from Towers Perrin (now known as Towers Watson), an independent compensation consultant. As described below, under "Executive Compensation - Compensation Discussion and Analysis," Towers Watson has been retained by the Company to provide advice to the Compensation Committee on executive officer compensation from time to time.

The Compensation Committee also is responsible for granting awards and taking other actions with respect to the Company's Amended and Restated 1996 Share Option and Incentive Plan (the "1996 Option Plan") and 2004 Equity Incentive Plan (the "2004 Plan"), both of which have expired other than with respect to outstanding awards thereunder, and the Company's 2009 Incentive Plan (the "Current Plan"). The Compensation Committee met five times during 2009. For further information on the Compensation Committee's consideration and determination of executive officer compensation, see "Executive Compensation - Compensation Discussion and Analysis," below.

The Governance and Nominating Committee is responsible for monitoring and overseeing matters of corporate governance and selecting, evaluating and recommending to the board qualified candidates for election or appointment to the board. The Governance and Nominating Committee met five times during 2009.

In 2009, each of the board members attended all of the board meetings and all meetings of the committees of which such director was a member, other than Ms. Dickins, who did not attend one meeting of the board.

All board members are expected to attend the Company's annual meetings of shareholders. At the 2009 annual meeting, all of the six board members (from October 2008 until the board meeting immediately following the 2009 annual meeting of shareholders of the Company, the board of directors consisted of six members) were in attendance.

Shareholder Communications with the Board of Directors

Shareholders desiring to communicate with the board of directors or a particular director may send a letter to the Company's Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, FL 33146. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the sender as a shareholder and clearly state whether the intended recipients are all of the members of the board or one or more specified directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors, as the case may be.

Code of Ethics

The board of directors has adopted a Code of Business Conduct and Ethics for the Company, which is applicable to all officers, directors and employees of the Company and its subsidiaries, including the Company's Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is available for review on the Company's website at www.steinerleisure.com.

Director Nomination Procedures

The Governance and Nominating Committee has adopted procedures to be followed in connection with nominations to the board ("the Nomination Procedures"). A copy of the Nomination Procedures can be found on the Company's website at www.steinerleisure.com.

The Governance and Nominating Committee will consider all qualified candidates identified by various sources, including members of the board, management and shareholders. Candidates for directors recommended by shareholders will be given the same consideration as those identified from other sources.

The Governance and Nominating Committee is responsible for reviewing each candidate's biographical information, meeting with each candidate and assessing each candidate's independence, skills and expertise based on a number of factors, including the following criteria relating to the traits, abilities and experience of potential director candidates:

    whether the candidate is of high ethical character, has high integrity and has the ability to make analytical inquiries and exercise sound business judgment;

    whether the candidate serves or previously served as a chief executive officer or chief financial officer of a public company or has comparable experience leading a complex organization;

    whether the candidate is accomplished in his or her field, with special consideration being given to those who are experienced in the industries in which the Company is engaged or proposes to engage;

    whether the interplay of the candidate's knowledge and diversity of skills, background, expertise and experience with that of the other members of the board would build a board that is effective, collegial and responsive to the needs of the Company;

    the absence of any conflicts with the interests of the Company; and

    whether the candidate would be willing and capable to take the time to actively participate in meetings of the board and its committees and related activities.

As reflected above, the Nomination Procedures provide that the Governance and Nominating Committee is to take into account, among other factors, the diversity of skills, background, expertise and experience of potential nominees for our board. Consistent with this, the Governance and Nominating Committee and the full board seek director nominees with distinct professional backgrounds, experience and perspectives so that the board has the scope of viewpoints and abilities needed to effectively fulfill its responsibilities.

Based on its assessment of a candidate's qualifications, the Governance and Nominating Committee makes recommendations to the board of directors regarding director candidates.

Shareholders who wish to propose a nominee for director at the 2011 annual meeting of shareholders should send written notice to the Company's Secretary by the date specified below in this Proxy Statement in the second paragraph under "Shareholder Proposals for 2011 Annual Meeting" (the "General Proposal Requirements"). Each written notice must set forth, in addition to the General Proposal Requirements: (i) the name and address of the shareholder who is making the nomination; (ii) the number of Common Shares beneficially owned by the shareholder and a representation that the shareholder is a holder of record of Common Shares entitled to vote at such annual meeting of shareholders and intends to appear in person or by proxy at the meeting and nominate the person specified in the notice; (iii) the name of the director candidate; (iv) a complete statement of the candidate's qualifications (including education, work experience, knowledge of the Company's industry, membership on other boards of directors and civic activities); (v) a description of all arrangements or understandings between the shareholder and the candidate and/or any other person or persons pursuant to which the nomination is to be made by the shareholder; (vi) such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate's independence as defined in the Nasdaq Rules and information regarding the candidate's attributes that the board would need to consider in order to assess whether such candidate would qualify as an "audit committee financial expert" as defined in the regulations of the SEC; and (vii) the candidate's consent to serve as a director of the Company if elected.

COMPENSATION OF DIRECTORS

Chairman of the Board Compensation

During 2009, Mr. Warshaw received compensation for serving as Chairman of the Board pursuant to a five-year employment agreement with the Company, effective January 1, 2007. That agreement was negotiated between Mr. Warshaw and the Compensation Committee. Under that agreement, for 2009, Mr. Warshaw received a base salary of $92,000, a $1,500 fee for each meeting of the board and board committee (where invited by that committee) he attended, payment of health insurance premiums in the amount of $18,457 and an annual equity award of 2,581 restricted share units, each of which provides the right to receive one Common Share upon vesting ("RSUs"), under the Current Plan (which plan is described below, under "Executive Compensation - 2009 Incentive Plan"). These RSUs, as well as RSUs granted to executive officers and other employees of the Company beginning in 2009, are substantially similar in nature to the restricted shares previously granted to Mr. Warshaw and other directors, executive officers and other employees of the Company. Neither these RSUs nor any restricted shares previously awarded to Mr. Warshaw under his employment agreement with the Company provide any rights of a shareholder of the Company until they vest.

The amounts of the annual awards of RSUs awarded under Mr. Warshaw's employment agreement are determined by dividing $100,000 by the closing price of a Common Share on each anniversary of the date of the agreement during its term. These RSUs have terms similar to the RSUs described below, under "Equity Compensation," but also have accelerated vesting in the event of certain terminations of Mr. Warshaw's employment with the Company other than for cause.

As is the case with all directors, Mr. Warshaw is entitled to reimbursement of expenses incurred in connection with fulfilling his duties. Mr. Warshaw's employment agreement also provides for a payment of one year's salary to Mr. Warshaw in the event he terminates the agreement after a material breach thereof or reduction in compensation or benefits by the Company, a change in control of the Company (which term has the same meaning as that in the employment agreements for the named executives (as defined below under "Executive Compensation - Employment Agreements") who have such agreements) or if the Company terminates the agreement without cause. Under this agreement, Mr. Warshaw is also subject to confidentiality and non-competition requirements similar to those under the Company's employment agreements with the named executives who have such agreements.

Cash Compensation

Each director who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") is entitled to receive an annual retainer payment of $34,000. Each of Ms. Cohen and Mr. Harris, as Chair of the Compensation Committee and Governance and Nominating Committee, respectively, is entitled to receive an additional $6,000 annual retainer. Mr. Preston, as Chair of the Audit Committee, is entitled to receive an additional $12,000 annual retainer. Each Non-Employee Director also receives $1,200 for each meeting of the board of directors attended and for each meeting of a board committee (of which he or she is not a member) attended at the request of that committee and $850 for each committee meeting attended (for committee members), except for the Chair of each committee, who receives $1,100 for each committee meeting attended. Ms. Warshaw received $1,500 for each such meeting of the board of directors or committee attended and receives certain additional compensation pursuant to an employment agreement with the Company, as described below, under "Certain Transactions - Compensation of Michele Steiner Warshaw."

Equity Compensation

In 2009, each Non-Employee Director and Ms. Warshaw received, under the Current Plan, an award of a number of restricted shares determined by dividing $50,000 by the closing price of a Common Share on the date of the 2009 annual meeting of shareholders (the "Closing Price"). In addition, each Non-Employee Director who served as Chair of a board committee received on the date of the 2009 Annual Meeting a number of restricted shares determined by dividing $10,000 by the Closing Price. These restricted shares vest on the first anniversary of the date of grant except that, in the event of a change in control of the Company (as defined in the Current Plan) or the death of the director, the shares vest immediately. These shares are subject to forfeiture upon the termination of service on the board other than removal by the board without cause. Non-Employee Directors have no rights as shareholders with respect to the restricted shares until those shares vest.

The same annual equity award as described above for 2009 has been approved to be awarded to the Non-Employee Directors on the date of the Annual Meeting. Ms. Warshaw will receive the same award at that time pursuant to the terms of her employment agreement with the Company.

Perquisites

The directors and their immediate families also are entitled to receive certain complimentary spa services at facilities of the Company and samples of, and discounts on purchases of, products of the Company.

Director Compensation Table

The following table sets forth information with respect to the compensation for 2009 of the Company's directors, other than Mr. Fluxman, who receives no compensation for serving on the board.

Name	Fees Earned or Paid in Cash ($) (1)	Share Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Cynthia R. Cohen	$63,950	$60,000	$--	$--	$123,941
Denise Dickins (5)	42,200	50,000	--	--	69,186
David S. Harris	62,500	60,000	--	--	122,491
Steven J. Preston	69,450	60,000	--	--	129,441
Clive E. Warshaw	106,350	100,000 (6)	--	18,952 (7)	225,302
Michèle Steiner Warshaw	14,350	50,000	--	84,862 (8)	149,210

__________

    These amounts represent cash meeting fees and annual cash retainers. Mr. Warshaw's payment includes the base salary under his employment agreement. These payments are described in the narrative preceding this table.

    This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (excluding forfeiture estimates) for awards of restricted shares and RSUs (Mr. Warshaw only) received in 2009. The methodologies and assumptions utilized in the valuation of these equity awards are set forth in "Note 2(n) - Stock-Based Compensation - Restricted Shares" to the Steiner Leisure Limited and Subsidiaries Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

    Ms. Dickins and Ms. Warshaw each received an award of 1,497 restricted shares (with a grant date fair value computed under FASB ASC Topic 718 of $50,000) in June 2009. Ms. Cohen and Messrs. Harris and Preston each received an award of 1,796 restricted shares (with a grant date fair value computed under FASB ASC Topic 718 of $60,000) in June 2009. Mr. Warshaw received an award of 2,581 RSUs (with a grant date fair value computed under FASB ASC Topic 718 of $100,000) in December 2009. These awards are described in the narrative preceding this table. Each of these four directors and Ms. Warshaw held the unvested restricted shares associated with the June 2009 awards and, with respect to Mr. Warshaw, the unvested RSUs he received under his employment agreement in December 2009, as of December 31, 2009. Commencing in June 2009, all equity awards to directors (consisting solely of restricted shares and RSUs) were made pursuant to the Current Plan.

    No options were granted to the directors during 2009. As of December 31, 2009, the following directors held the indicated number of share options: Ms. Cohen - 518; Mr. Harris - 6,000; Mr. Preston - 4,000; Mr. Warshaw - 50,001; and Ms. Warshaw - 3,000.

    Directors and their immediate families are entitled to receive certain complimentary spa services at facilities of the Company and discounts on products of the Company. No other compensation required to be disclosed in this table was received by directors other than Mr. Warshaw and Ms. Warshaw. The amounts reflected in this column were determined in the manner described in note (3) to the Summary Compensation Table, below.

    Ms. Dickins was appointed to the board effective as of June 10, 2009.

    This amount does not include the RSUs described below, under "Certain Transactions - SEG Options Transaction."

    This amount includes payment of health insurance premiums of $18,457, the value of spa services received by Mr. Warshaw at Company facilities in the amount of $467 and samples of Company products received by Mr. Warshaw in the amount of $28.

    Ms. Warshaw serves as Executive Vice President of the Company's Cosmetics Limited subsidiary pursuant to an employment agreement with the Company. The amount shown includes payments to Ms. Warshaw for her services in that capacity in 2009 (salary of $80,000). Ms. Warshaw and her immediate family members (other than Mr. Warshaw) also received spa services at Company facilities in the total amount of $4,862 and samples of Company products in the amount of $28.

AUDIT COMMITTEE REPORT

The Audit Committee consists of four members, Steven J. Preston, Chair, Cynthia R. Cohen, Denise Dickins and David S. Harris. The board of directors has determined that each of the Audit Committee members is independent of the Company as defined in the Nasdaq Rules. The board also has determined that each member of the Audit Committee qualifies as an "Audit Committee Financial Expert" within the meaning of applicable SEC regulations.

Management has the primary responsibility for the Company's internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent registered public accounting firm is responsible for performing an audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The registered public accounting firm is also responsible for auditing the Company's internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission, and issuing a report thereon. The Audit Committee's responsibility is to oversee these processes.

The Audit Committee reviewed and discussed with management and the Company's independent registered public accounting firm, Ernst & Young, the Company's internal control over financial reporting as of December 31, 2009 and the Company's audited consolidated financial statements for the fiscal year ended December 31, 2009. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. Management also represented to the Audit Committee that, as of December 31, 2009, the Company's internal control over financial reporting was effective. The Audit Committee also discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence. The Audit Committee also has discussed with the independent registered public accounting firm its independence from the Company and has considered whether the provision of non-audit services to the Company is compatible with the independence of the registered public accounting firm.

Based upon the review and discussions referenced above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

Members of the Audit Committee:

Steven J. Preston, Chair
Cynthia R. Cohen
Denise Dickins
David S. Harris

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report shall not be incorporated by reference into any such filings.

Fees Paid to Auditor

The following table sets forth the fees incurred by the Company to Ernst & Young LLP for fiscal years 2009 and 2008:

	2009	2008
Audit Fees	$1,026,533	$1,064,615
Audit-Related Fees	675,844	--
Tax Fees	32,497	9,670
All Other Fees	--	--
Total	$1,734,874	$1,074,285

Audit Fees. These fees were for services that included the audit of the Company's annual financial statements and review of quarterly financial statements and services that are normally provided by the independent auditors in connection with statutory and regulatory filings. A significant portion of the services also included the audit of the Company's internal controls over financial reporting. These services also included advice on audit and accounting matters that arose during, or as a result of, the annual audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees. For 2009, these fees were in connection with the due diligence services performed in connection with the acquisition by the Company of the stock of Bliss World Holdings, Inc. and another proposed business combination transaction. For 2008, there were no such fees.

Tax Fees. These fees were for tax advice and preparation of certain tax filings and tax returns.

Other Fees. For 2009 and 2008, there were no such fees.

All of the above fees and expenses were for services rendered for the year indicated, notwithstanding when the fees and expenses were billed.

Pre-Approval Policies and Procedures for Audit Services and Permitted Non-Audit Services

The Audit Committee has adopted a policy and related procedures requiring its pre-approval of all audit and non-audit services to be rendered by Ernst & Young. These policies and procedures are intended to ensure that the provision of such services does not impair Ernst & Young's independence. These services may include audit services, audit-related services, tax services and other services. The policy provides for the annual establishment of fee limits for various types of audit services, audit-related services, tax services and other services, within which the services are deemed to be pre-approved by the Audit Committee. Ernst & Young is required to provide to the Audit Committee back-up information with respect to the performance of such services.

The Audit Committee has delegated to its Chair the authority to pre-approve services, up to a specified fee limit, to be rendered by Ernst & Young and requires that the Chair report to the Audit Committee any pre-approval decisions made by the Chair at the next scheduled meeting of the Audit Committee.

All services performed by Ernst & Young for the Company for 2009 were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of April 15, 2010, regarding the beneficial ownership of the Common Shares of (i) each director and each executive officer of the Company identified below under "Executive Compensation," (ii) all directors and all executive officers of the Company as a group and (iii) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Shares (based on a review of filings with the SEC). All of the individuals listed are executive officers and/or, as the case may be, directors of the Company. The address for the directors and the identified executive officers is the address of the Company's administrative affiliate, Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, FL 33146. Unless otherwise indicated, the beneficial owner had sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)	Percent of Class(%)
Clive E. Warshaw	1,059,103 (1)	7.42%
Leonard Fluxman	106,618 (2)	*
Stephen Lazarus	11,500 (3)	*
Robert C. Boehm	25,912 (4)	*
Glenn Fusfield	10,999 (5)	*
Sean C. Harrington	5,500 (6)	*
Michèle Steiner Warshaw	8,332 (7)	*
Cynthia R. Cohen	6,660 (8)	*
Denise Dickins	1,622 (9)	*
David S. Harris	12,398 (10)	*
Steven J. Preston	5,796 (11)	*
Directors and executive officers as a group (15 persons)	1,306,567 (12)	8.69
Franklin Resources, Inc. and Reporting Group	1,394,022 (13)	9.40
Fidelity Management and Research Company	2,160,630 (14)	14.57
Kayne Anderson Rudnick Investment Management, LLC	860,984 (15)	5.81

__________

* Less than one percent

(1) Includes 50,001 shares issuable upon exercise of options currently exercisable, or exercisable within 60 days after April 15, 2010 (hereinafter, "currently exercisable"). Does not include shares owned by Michèle Steiner Warshaw, Mr. Warshaw's wife and a director of the Company, as to which Mr. Warshaw disclaims beneficial ownership.

(2) Includes 61,500 shares issuable upon exercise of currently exercisable options.

(3) Represents shares issuable upon exercise of currently exercisable options.

(4) Includes 25,837 shares issuable upon exercise of currently exercisable options.

(5) Includes 7,666 shares issuable upon exercise of currently exercisable options and 3,333 restricted shares that vested on April 25, 2010.

(6) Represents shares issuable upon exercise of currently exercisable options.

(7) Includes 3,000 shares issuable upon exercise of currently exercisable options and 1,497 restricted shares scheduled to vest on June 10, 2010. Does not include shares owned by Clive E. Warshaw, Ms. Warshaw's husband and the Chairman of the Board of the Company, as to which Ms. Warshaw disclaims beneficial ownership.

(8) Includes 518 shares issuable upon exercise of currently exercisable options and 1,796 restricted shares scheduled to vest on June 10, 2010.

(9) Includes 1,497 restricted shares scheduled to vest on June 10, 2010.

(10) Includes 6,000 shares issuable upon exercise of currently exercisable options and 1,796 restricted shares scheduled to vest on June 10, 2010.

(11) Includes 4,000 shares issuable upon exercise of currently exercisable options and 1,796 restricted shares scheduled to vest on June 10, 2010. Does not include 556 shares owned by Shanthi Preston, Mr. Preston's wife, as to which Mr. Preston disclaims beneficial ownership.

(12) Includes 208,522 shares issuable upon exercise of currently exercisable options, 3,333 restricted shares that vested on April 25, 2010 and 8,382 restricted shares scheduled to vest on June 10, 2010.

(13) According to a Schedule 13G dated January 26, 2010 filed by Franklin Resources, Inc. ("Franklin"), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Templeton Investments Corp. ("FTIC"), (i) FTIC has sole voting power and sole dispositive power with respect to 1,261,892 shares and (ii) Templeton Investment Counsel, LLC has sole voting and sole dispositive power with respect to 132,130 shares. The address for Franklin, Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, CA 94403-1906. The address of FTIC is 20 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4.

(14) According to a Schedule 13G dated February 12, 2010 filed by FMR LLC ("FMR"), the parent company of Fidelity Management and Research Company ("Fidelity"), Fidelity has no voting power with respect to the shares and sole dispositive power with respect to the shares. The address of FMR is 82 Devonshire St., Boston, MA 02109.

(15) This information is according to a Schedule 13G dated February 9, 2010 filed by Kayne Anderson Rudnick Investment Management, LLC ("Kayne"). The address of Kayne is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Set forth below is a discussion of the Company's executive compensation programs pursuant to which the compensation described in the tables and accompanying notes below was paid.

Overview

The Compensation Committee of the board of directors is responsible for reviewing and approving all compensation for the named executives and other executive officers of the Company.

The Company provides a competitive executive compensation program, the objectives of which are to attract, retain and reward employees whose performance and contributions add to the Company's success. This program targets total compensation at least equal to the 75th percentile of a group of companies identified with the assistance of the Compensation Committee's independent compensation advisor, Towers Perrin (now known as Towers Watson), an outside compensation consultant (the "Consultant"), with the opportunity to earn additional compensation for strong Company-wide and, in certain cases, business unit, performance. At that level of compensation, the committee believes that its executive compensation program is effective at attracting, retaining and rewarding executive officers responsible for leading the Company in the achievement of its business goals. The Company believes that this approach is consistent with its ultimate goal of maximizing shareholder value.

The compensation payable to four of the named executives is based on the employment agreements described below under "Employment Agreements." Those agreements, among other things, establish minimum base salaries (in each case the salary in effect as of the effective date of each agreement), the performance targets for non-equity incentive compensation and rights with respect to the receipt of equity awards. The employment agreement for the Chief Executive Officer also establishes the minimum amounts of annual awards of certain equity compensation.

Mr. Harrington does not currently have an employment agreement with the Company. The performance targets upon which Mr. Harrington's non-equity incentive compensation was based for 2009 are reflected in note (1) to the "2009 Grants of Plan-Based Awards" table, below.

Compensation Philosophy

The Compensation Committee believes that the Company's goal of maximizing shareholder value depends to a significant extent on the Company's ability to attract and retain qualified executive officers. In order to do so, the Compensation Committee believes that the Company is required to offer attractive compensation packages.

The Compensation Committee also believes that shareholder value is enhanced by aligning the interests of its executive officers with the interests of its shareholders. In the opinion of the Compensation Committee, the compensation arrangements for the named executives and other executive officers of the Company promote such an alignment of interests by offering (i) non-equity incentive compensation under the Current Plan in the form of cash bonuses tied to specified Company and business unit performance targets and (ii) the opportunity to receive equity awards under the Current Plan, including equity incentive awards tied to specified Company and business unit performance targets.

These forms of at-risk incentive compensation opportunities represent a very significant portion of the total compensation to the executive officers of the Company and the respective values of such compensation opportunities are linked directly to the Company's performance.

Total compensation is targeted with a mix of both cash and equity-based compensation. The Compensation Committee chooses cash compensation to be competitive for recruitment and retention of top talent. The Compensation Committee chooses equity-based compensation for similar reasons, but also to create a linkage between shareholder reward and executive reward. The committee believes that the significant portion of the compensation of the named executives represented by equity-based compensation, including shares vesting over three years, creates this linkage. This is especially true viewed over successive years; at any given time, zero, one-third or two-thirds of shares awarded, as the case may be, are not yet vested. The relative amounts of each element are based on recommendations from management, input from an independent compensation advisor retained by the Company to provide advice to the Compensation Committee and the collective judgment of the Compensation Committee.

The Compensation Committee further believes that an executive officer's total compensation opportunity should be commensurate with position and responsibility. Accordingly, the proportion of total compensation attributable to variable, at-risk elements increases with successively higher levels of responsibility at the Company. Thus, the most senior executive officers of the Company who are responsible for the development and execution of the Company's strategic plans have the largest portion of their compensation tied to variable incentives, including equity-based compensation, in which ultimate value is dependent on changes that impact shareholder value.

As in prior years, the determination of the target amount of equity awards for each of the named executives for 2009 was based on taking the total amount of targeted compensation (i.e., the compensation payable if all of the performance targets applicable to incentive awards are achieved) for such individual that was deemed appropriate by the Compensation Committee and subtracting from that amount the proposed base salary and targeted short-term incentive compensation. The aggregate value of the two equity award components was intended to equal the remainder from that subtraction.

Components of Compensation - Overview

The Company's compensation program for its executive officers consists of four components: base salary, non-equity incentive compensation in the form of cash bonuses, awards of restricted shares (replaced for 2010 with RSUs) and performance shares (replaced for 2010 with PSUs) under the Current Plan, and various employee benefits (including, among other things, automobile allowances, medical and disability insurance and 401(k) plan benefits). The program places a significant percentage of the Company's executive officers' compensation at risk, rewarding the executives if the performance of the Company warrants such a reward and, accordingly, encouraging the building of shareholder value.

Categories of Named Executives' Compensation

The Compensation Committee views the general parameters of compensation for the named executives in three categories. The first compensation category is for the Chief Executive Officer. This category reflects the overall responsibilities of the senior executive officer of the Company and the applicable compensation is determined accordingly.

The second category, for Messrs. Boehm, Fusfield and Lazarus, reflects, for Messrs. Boehm and Lazarus, that their respective responsibilities entail work for the Company itself as well as for each of its divisions, and for Mr. Fusfield, responsibilities as chief operating officer of the Company's principal business unit (Maritime). For 2009 and prior years for each of these three individuals, the base salary and the threshold percentages for the achievement of the performance targets relating to non-equity incentive compensation (potential cash bonus) are the same. Equity compensation (RSUs) and equity incentive compensation (PSUs) for each of those three named executives includes the same number of shares to be awarded, or potentially awarded, if the performance targets are achieved. The difference in the scope of operating responsibilities between Messrs. Boehm and Lazarus, on the one hand, and Mr. Fusfield, on the other, is reflected in the fact that Mr. Fusfield's non-equity incentive compensation and equity incentive compensation are weighted substantially toward the achievement of specified performance targets by the Maritime Division. Those compensation components for Messrs. Boehm and Lazarus, as well as for Mr. Fluxman, are tied exclusively to Company-wide performance.

The third category, for Mr. Harrington, also reflects the fact that he is the senior operating officer of the Company's Elemis Limited subsidiary ("Elemis"). While the Elemis business unit is smaller than the Maritime Division, the base salary of Mr. Harrington, who is based in the United Kingdom, was higher than that of Messrs. Boehm, Fusfield and Lazarus in 2009 and prior years due to the fact that Mr. Harrington's base salary is established based on the applicable U.K. market for such executive compensation. When that base salary is converted into U.S. Dollars, it results in a higher amount than the base salaries of the named executives in the second category (who are U.S. - based executive officers) due to the relative strength of the British Pound Sterling (the currency in which Mr. Harrington's compensation is paid) compared to the U.S. Dollar (in which the Company's U.S. - based employees are paid) in recent years, though that relative strength has lessened most recently. Accordingly, Mr. Harrington also has the potential to receive a higher (in U.S. Dollars) non-equity incentive bonus, to the extent the British Pound Sterling is strong compared to the U.S. Dollar and provided that the pertinent performance targets are met or exceeded. Mr. Harrington's non-equity incentive compensation performance target threshold percentages are the same as those for Messrs. Boehm, Fusfield and Lazarus, and Mr. Harrington's equity incentive compensation includes the same number of shares to be awarded, or potentially awarded, if the performance targets are achieved, as for those individuals. As is the case with Mr. Fusfield, the performance targets on which Mr. Harrington's non-equity incentive compensation and equity compensation are based are weighted heavily toward the achievement of specified performance targets of Mr. Harrington's business unit.

Compensation Determination Process

The Compensation Committee makes compensation determinations for the named executives and the other executive officers of the Company annually, in the fourth quarter of the year preceding the year in question. In connection with those determinations for 2009, the Compensation Committee received recommendations from the Chief Executive Officer of the Company, whose involvement in the compensation determination process was limited to making such recommendations.

In addition, in each of 2005 and 2006, the Company retained the Consultant to provide objective, independent analysis and advice to the committee with respect to compensation of the named executives and other executive officers of the Company. The Consultant was retained in each of 2005 and 2006 to assess the competitiveness of the compensation of those officers so that appropriate compensation levels for 2006 and 2007, respectively, could be determined. The Consultant was again retained by the Company beginning in the first quarter of 2009 to provide advice to management with respect to the then proposed adoption of a new equity plan for the Company and to provide advice to the Compensation Committee with respect to executive compensation for 2010. The latter advice was provided in the third quarter of 2009. Other than as described above, the Consultant has not been asked to provide any other services for the committee or the Company.

For 2008 and 2009, neither the Consultant nor any other outside compensation consultant was retained by the Company or the committee to advise on executive compensation. The committee believed that the use of such outside consultant was not necessary for 2008 in light of (i) there being no significant change in the business of the Company and no anticipated significant changes in external factors affecting the business of the Company, (ii) there being no change in the composition or duties of the senior management team, (iii) the most recent advice provided by the Consultant being only approximately one year old at the time of the 2008 executive compensation determination and (iv) the committee's belief that the executive employment marketplace pertinent to the Company had not changed significantly since the time of receipt of that prior advice from the Consultant. The committee believed that use of an outside consultant in 2008 with respect to executive compensation for 2009 was not necessary due to continued use of the prior information received from the Consultant as well as the fact that it had been determined that there would be no base salary increases for executive officers for 2009 due to the weak economic environment.

In connection with its providing advice for 2006 and 2007, the Consultant was advised of the Company's compensation philosophy of providing total compensation for the named executives in amounts placing them, as a group, in the 75th percentile of compensation of officers in similar positions at comparable companies. For 2007, the Consultant reviewed base salary, annual incentives and long-term incentives of officers in positions similar to those of the Company's executive officers, with a variety of companies, including, for Mr. Harrington, United Kingdom-based companies.

In connection with its report to the Compensation Committee relating to potential executive compensation for 2006, the Consultant identified a peer group of 14 companies (which were identified in the proxy statement for the Company's 2007 annual meeting of shareholders) on which its advice was based. For 2007, based on discussions with the Consultant, the Compensation Committee determined that a broader view of other companies' compensation approaches with respect to officers in positions similar to the named executives would better reflect the labor market and provide more accurate data on which the committee could make its compensation decisions. Accordingly, the Consultant's advice was based on its analysis of the Consultant's database of 800 companies and the database of another outside compensation consultant, consisting of 2,500 companies. The compensation information determined from an analysis of those databases was adjusted to reflect the difference in the revenues of the Company as compared to those companies. The committee has determined that, due to the varied nature and multitude of the companies on which the Consultant relied in its analysis and the fact that there was no benchmarking undertaken by the Compensation Committee with respect to any specific companies, it would not be materially useful or practicable to include a list of those companies in this discussion.

With respect to the Compensation Committee's determination in 2009 of the 2010 compensation of the named executives, the Consultant was asked by the Company to assess for the Compensation Committee the Company's compensation in light of the Company's philosophy of having total compensation of the named executives at least equal to the 75th percentile of total compensation of officers in similar positions at comparable companies. Also included in this report was information with respect to the compensation of an additional executive officer. Based on, among other things, the above report, for 2010, the named executive officers, other than Mr. Lazarus, received increases in base salary of two and one-half percent and Mr. Lazarus received an increase of six percent. Mr. Lazarus's additional increase was based on, among other things, additional responsibilities being assumed by him.

Components of Compensation - Analysis

Base Salary. Base salary is subject to the "floor" established in the employment agreements for each named executive with such an agreement (the salary in effect as of the effective date of the agreement). As part of the Compensation Committee's determination of overall compensation for the named executives, consideration is given to percentage increases in base salaries.

Overall, salary targets for the named executives and other executive officers are set based on the Company's budgets for the upcoming year (which budgets are required to be approved by the Compensation Committee to the extent they affect compensation of executive officers). Typically, there is an annual percentage increase in base salary for all the named executives, with individual variances based on relative performance (merit), the need to bring the base salary of one or more individuals to peer levels or an increase in the responsibilities of an individual. However, for 2009, in view of the prevailing economic conditions, the Compensation Committee determined that base salaries for the named executives would not be increased.

Short-term Incentive Compensation. In addition to base salary, the employment agreements for the named executives provide them with the opportunity to earn additional cash compensation under the Current Plan if the annual Company and, in the case of Messrs. Fusfield and Harrington, annual business unit, targets are met or exceeded. The types of performance targets for, and the threshold, target and maximum amounts of, these awards are established in the employment agreements for the named executives (and are payable pursuant to the Current Plan), where applicable, and for Mr. Harrington, by the Compensation Committee. These awards are mathematically interpolated between threshold and maximum amounts and, in general, no positive or negative discretion is applicable to the award determination.

The threshold performance target for receipt of non-equity incentive compensation is the achievement of 90% of the targeted amount of the applicable performance measure or measures, as the case may be, for the year in question for each named executive.

The Company-wide performance measure for non-equity incentive compensation awards is the budgeted earnings per share of the Company for the year in question (the "EPS Measure"). For Messrs. Fluxman, Lazarus and Boehm, this is the only performance measure upon which their short-term incentive compensation is based. For Messrs. Fusfield and Harrington, this performance measure represents one of multiple applicable performance measures underlying their short-term incentive compensation. The targeted earnings per share budgeted for 2009 was $2.38 and the threshold level for the achievement of the target was $2.14. For 2009, the Company's actual earnings per share was $2.56, resulting from, among other things, stronger than expected operational performance of the Schools Division and cost saving initiatives during the year contributed significantly to this performance.

For Messrs. Fusfield and Harrington, the EPS Measure only constituted, for 2009, 15% and 20%, respectively, of the target bonus for each of those individuals. The balance of the performance targets for the non-equity incentive compensation for Messrs. Fusfield and Harrington were based on the income from operations and net income, respectively, of the operating units which they lead. For Mr. Fusfield, those operating units were the Company's Maritime Division, upon which most of his potential short-term incentive compensation was based, and the Company's day spa in Coral Gables, Florida (the "Day Spa"), upon which a small portion of such potential compensation was based. For 2010, the performance of the Day Spa was eliminated as a component of Mr. Fusfield's non-equity compensation and made a component of the non-equity incentive compensation of the executive officer responsible for the Company's Western Hemisphere resort spa operations, the Compensation Committee having agreed with management's recommendation that the latter officer's responsibilities were more suited to responsibilities of supervision of the Day Spa. For Mr. Harrington, the operating units were those relating to Elemis.

The committee believes that the performance target amount for the Maritime Division for 2009 was reasonably difficult to achieve for Mr. Fusfield because that division must ensure a consistent level of top quality execution (the spas that the Company operates are first class luxury spas) across more than 125 vessels of different sizes, national origin, quality class and passenger profile. This difficulty is compounded by the fact that the Company does not control the operation of the cruise ships it serves and has limited influence on the nature of passengers who travel on these ships. For 2009, the performance target for the Maritime Division was not achieved, although Mr. Fusfield received a non-equity incentive compensation payment for 2009 as a result of the threshold performance for such target having been exceeded.

The committee believes that the Day Spa performance target amount for Mr. Fusfield was difficult to achieve in light of the strong competition, increasing costs and other challenges affecting that stand-alone retail business. For 2009, the performance target for those operations was not achieved.

Similarly, the committee believes that the performance target amount for Elemis-related operations for 2009 was reasonably difficult to attain for Mr. Harrington due to the extremely competitive nature of the beauty products business, including harsh pricing competition (involving more well-known rivals with greater resources), and the need to regularly introduce new products. For 2009, Mr. Harrington received approximately 113% of the targeted amount of this bonus. The performance target was exceeded due in significant part to stronger than expected sales in the fourth quarter of 2009 preceding the December holidays.

The Compensation Committee believes that weighting this incentive compensation heavily towards earnings per share closely aligns the interests of the named executives with those of the shareholders because that performance measure often can be a key factor in determining shareholder value. The committee believes that the use of the income from operations and net income performance measures with respect to operating unit performance also is appropriate in aligning the interests of the named executives with those of the shareholders, since income from operations and net income are key determinants of earnings per share.

These considerations also are reflected in the fact that the performance targets with respect to the long-term incentive compensation for 2009, described below, are similar to those for the 2009 short-term incentive compensation.

Long-Term Incentive Compensation. Long-term incentive compensation awards are designed to reward the named executives and other Company officers and employees for achievement of Company goals, which ultimately result in increased shareholder value. These awards are equity-based to align the long-term interests of executive officers (and other award recipients) with those of shareholders. These awards were made by the Compensation Committee under the 1996 Option Plan and the 2004 Plan and, since June 2009, have been made under the Current Plan. Certain information with respect to the Current Plan is set forth below, under "2009 Incentive Plan."

Annual equity incentive awards are typically made in the fourth quarter at the time that base salaries for the named executives and other executive officers of the Company for the following year are determined.

Over the years, these annual equity awards consisted of share options and, beginning with the award made for 2005, restricted shares. Those awards vest in equal installments over three years and increase in value only, and to the extent that, the market price of the Common Shares increases.

The November 2008 (for 2009), similar to awards in recent years, long-term equity incentive awards for the named executives consisted of two components. The principal component of the award was performance shares, the vesting of which (over three years) is dependent on the achievement of the performance targets (but, excluding with respect to Mr. Fusfield, the operations of the Day Spa), described above, under "Short-Term Incentive Compensation," except that the threshold for receipt of the EPS Measure component of this award was 95% of the targeted performance. Accordingly, for the EPS Measure component, the threshold amount was $2.26. The threshold amount for the business unit performance measures is 90%, the same as that for the short-term incentive compensation. Those shares constituted approximately 75% of the targeted number of shares that comprised these long-term equity awards. The remaining approximately 25% of the long-term incentive compensation awards for 2009 consisted of restricted shares that vest in equal installments over three years without regard to performance targets.

The committee's view as to the degree of difficulty in achieving the business unit performance targets underlying the short-term incentive compensation are described above, under "Short-Term Incentive Compensation."

While the Compensation Committee believes that both of these forms of long-term incentive compensation align the interests of the named executives with those of the shareholders, the variance in the amounts of these two forms of equity compensation reflect the Compensation Committee's intention of tying a significant portion of the named executives' compensation directly to specified Company and business unit performance. This intention of the Compensation Committee was also reflected in the equity incentive awards made to the named executives in December 2009 (for 2010), which consist of the same types of awards as those made to the named executives in November 2008 (for 2009), with performance-based equity compensation consisting of approximately 70% of those awards.

Beginning with the awards made in December 2009 (for 2010), RSUs and PSUs were awarded (to executive officers and other Company employees) instead of restricted shares and performance shares, respectively. These types of awards are, in substance, the same as restricted shares and performance shares, respectively, and are being used in place of the former awards, among other things, to reflect the fact that the holders of restricted shares and performance shares (and, now, RSUs and PSUs) do not have the rights of shareholders of the Company until their awards vest.

Other Equity Awards

The Compensation Committee has also awarded long-term equity compensation in connection with the recruitment and retention (renewal of employment agreements) of executive officers of the Company.

Applicability of Section 162(m)

Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the "Code"), limits the annual corporate federal income tax deduction for compensation paid to the named executives to $1,000,000, unless the compensation qualifies as "performance based" and has been approved in advance by a vote of the Company's shareholders. For 2009, the deductibility of the compensation of one of the named executives was limited primarily because of certain grants of equity that were subject to this limitation. However, this limitation did not require the Company to pay U.S. federal income tax in 2009 because there were sufficient net operating losses available to the Company for that year to offset such loss of deductibility. The Company believes that performance-based equity awards that have been made under the Current Plan, including those made in December 2009, will not be subject to the limitations under Section 162(m).

Risks Related to Compensation Policies and Practices

We have reviewed with management our compensation policies and practices for our employees and have concluded that the risks arising from those policies and practices are not reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis ("CD&A") with management and, based on such review and discussions, the Compensation Committee recommended to the board that the CD&A be included in this Proxy Statement and, incorporated by reference, in our Annual Report for the year ended December 31, 2009.

Members of the Compensation Committee:

David S. Harris, Chair
Cynthia R. Cohen
Steven J. Preston

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2009, 2008 and 2007, information concerning compensation for services in all capacities paid to the Company's principal executive officer (Chief Executive Officer), principal financial officer (Executive Vice President and Chief Financial Officer) and the next three most highly compensated executive officers (collectively, the "named executives").

Name and Principal Position	Year	Salary ($)	Share Awards ($) (1)	Non-equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Leonard I. Fluxman President and Chief Executive Officer	2009 2008 2007	$670,496 670,496 609,541	$1,739,861(4) 1,739,864 1,739,879	$1,075,247 1,340,992 735,681	$74,895(5) 58,216 50,644	$3,560,499 3,809,568 3,135,745
Stephen Lazarus Executive Vice President and Chief Financial Officer	2009 2008 2007	331,100 331,100 301,000	559,705 559,688 559,690	265,486 331,100 181,645	45,321(6) 39,985 32,484	1,201,612 1,261,873 1,074,819
Robert C. Boehm Executive Vice President and General Counsel	2009 2008 2007	331,100 331,100 301,000	559,705 1,001,288 559,690	265,486 331,100 181,645	54,580(7) 51,979 51,990	1,210,871 1,715,467 1,094,325
Glenn Fusfield Executive Vice President and Chief Operating Officer - Maritime	2009 2008 2007	331,100 331,100 301,000	559,705 559,688 1,048,590	165,550 192,700 252,997	52,438(8) 45,976 33,598	1,108,793 1,129,464 1,636,185
Sean C. Harrington Managing Director of Elemis Limited (9)	2009 2008 2007	345,081 407,688 400,676	559,705 559,688 559,690	212,009 206,454 48,359	44,050(10) 47,976 46,519	1,160,845 1,221,806 1,055,244

__________

    The amounts in these columns represent the aggregate grant date fair value for the years indicated, respectively, computed in accordance with FASB ASC Topic 718 (without estimates of forfeiture) for restricted shares, performance Common Shares ("performance shares"), RSUs and performance RSUs ("PSUs") ("Share Awards" column) granted to the named executives in 2009 and prior years. The methodologies and assumptions utilized in the valuation of these equity awards are set forth in "Note 2(n) - Stock-Based Compensation - Restricted Shares" to the Steiner Leisure Limited and Subsidiaries Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2009. These equity awards were made under the (i) 2004 Plan (awards made prior to June 2009) and (ii) Current Plan (awards made beginning in June 2009). With respect to performance shares and PSUs included in the value of share awards, assuming the achievement of the highest level of performance conditions, the value of the awards to the named executives would be as follows: (i) Mr. Fluxman: $1,816,377 for 2009, $1,816,392 for 2008 and $1,816,389 for 2007 and (ii) each of Messrs. Boehm, Lazarus, Fusfield and Harrington, respectively: $584,342 for 2009, 584,295 for 2008 and $584,309 for 2007.

    These awards were made based on the achievement of performance targets specified in the incentive bonus provisions of the respective employment agreements for the named executives other than Sean Harrington, who did not have an employment agreement in place in 2009, 2008 and 2007 and for 2009 were paid under the Current Plan. These bonus provisions are described below under "Employment Agreements." Mr. Harrington's award was based upon achievement of the performance targets described in note (1) to the "2009 Grants of Plan-Based Awards" table, below.

    The dollar amounts for the perquisites and personal benefits reported in this column are based on the incremental cost of these items to the Company and were determined (i) where the benefit was linked to a direct out-of-pocket expense, based on the actual expense incurred, (ii) where the benefit was ancillary to a business expense (i.e., performance of spa services by Company personnel), based on the estimated incremental cost to the Company of the provision of the benefit and (iii) with respect to samples of Company products, based on the cost of these products to the Company. Where the cost was denominated in British Pounds Sterling ("GBP"), these amounts were converted into U.S. Dollars ("USD") based on the average exchange rate for each of 2009 (1 GBP = 1.5659 USD (the "2009 Exchange Rate")), 2008 (1 GBP = 1.8552 USD (the "2008

    Exchange Rate")) and 2007 (1 GBP = 2.0018 USD (the "2007 Exchange Rate")), as applicable. Certain of the named executives also purchased Company products at a discount, but since that discount price exceeded the cost to the Company of the products, there was no incremental cost to the Company in connection with such purchases and, therefore, those transactions are not required to be reported in this table.

    This amount does not include the RSUs described below under "Certain Transactions - SEG Options Transaction."

    For 2009, represents an automobile allowance of $25,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $7,455, medical insurance premiums of $9,941, a payment of $12,893 for unused vacation time, spa services for Mr. Fluxman and his immediate family at Company facilities in the amount of $9,038, samples of Company products in the amount of $28 and payment of home business telephone line charges of $740. For 2008, represents an automobile allowance of $25,000, contribution to a 401(k) plan account of $9,200, disability insurance premiums of $7,052, medical insurance premiums of $7,812, reimbursement of life insurance premiums of $1,395, spa services for Mr. Fluxman and his immediate family at Company facilities in the amount of $6,462, samples of Company products in the amount of $52 and payment of home business telephone and internet line charges of $1,243. For 2007, represents an automobile allowance of $20,000, contribution to a 401(k) plan account of $9,000, disability insurance premiums of $6,835, medical insurance premiums of $6,663, reimbursement of life insurance premiums of $1,395, spa services for Mr. Fluxman and his immediate family at Company facilities in the amount of $5,167 and payment of home business telephone and internet line charges of $1,584.

    For 2009, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $5,924, medical insurance premiums of $9,942, reimbursement of life insurance premiums of $818, a payment of $3,183 for unused vacation time, spa services for Mr. Lazarus and his immediate family at Company facilities in the amount of $263, samples of Company products in the amount of $28 and reimbursement of home internet line charges of $363. For 2008, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,200, disability insurance premiums of $5,518, medical insurance premiums of $7,812, reimbursement of life insurance premiums of $818, spa services for Mr. Lazarus and his immediate family at Company facilities in the amount of $1,222, samples of Company products in the amount of $52 and reimbursement of home internet line charges of $363. For 2007, represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $9,000, disability insurance premiums of $5,304, medical insurance premiums of $6,663, reimbursement of life insurance premiums of $707, spa services for Mr. Lazarus and his immediate family at Company facilities in the amount of $513 and reimbursement of home internet line charges of $297.

    For 2009, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $3,284, medical insurance premiums of $9,696, reimbursement of life insurance premiums of $1,077, a payment of $12,734 for unused vacation time, spa services for Mr. Boehm and his immediate family at Company facilities in the amount of $2,532, samples of Company products in the amount of $28 and reimbursement of home internet line charges of $429. For 2008, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,200, disability insurance premiums of $2,881, medical insurance premiums of $7,579, reimbursement of life insurance premiums of $1,077, a payment of $12,734 for unused vacation time, spa services for Mr. Boehm and his immediate family at Company facilities in the amount of $2,984, samples of Company products in the amount of $52 and reimbursement of home internet line charges of $472. For 2007, represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $9,000, disability insurance premiums of $2,647, medical insurance premiums of $3,166, payments of $8,869 in lieu of medical insurance payments for a portion of the year when medical insurance premiums were not paid by the Company, reimbursement of life insurance premiums of $2,802, a payment of $12,326 for unused vacation time, spa services for Mr. Boehm and his immediate family at Company facilities in the amount of $2,630, samples of Company products in the amount of $35 and reimbursement of home internet line charges of $515.

    For 2009, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,800, disability insurance premiums of $10,234, medical insurance premiums of $9,942, spa services for Mr. Fusfield and his immediate family at Company facilities in the amount of $7,434 and samples of Company products in the amount of $28. For 2008, represents an automobile allowance of $15,000, contribution to a 401(k) plan account of $9,200, disability insurance premiums of $9,830, medical insurance premiums of $7,812, spa services for Mr. Fusfield and his immediate family at Company facilities in the amount of $4,082 and samples of Company products in the amount of $52. For 2007, represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $9,000, disability insurance premiums of $3,868, medical insurance premiums of $6,663, reimbursement of life insurance premiums of $680 and spa services for Mr. Fusfield and his immediate family at Company facilities in the amount of $3,387.

    Mr. Harrington's cash compensation was paid in British Pounds Sterling. All such amounts, as well as the values of non-cash items reported under "All Other Compensation," are presented in U.S. Dollars based on the 2009 Exchange Rate, 2008 Exchange Rate and 2007 Exchange Rate, as applicable.

    For 2009, represents an automobile allowance of $16,916, reimbursement of fuel expenses in the amount of $2,430, contribution to a private pension arrangement maintained by Mr. Harrington of $18,038, medical insurance premiums of $3,373, spa services for Mr. Harrington and his immediate family at Company facilities in the amount of $1,966 and samples of Company products in the amount of $52. For 2008, represents an automobile allowance of $20,663, reimbursement of fuel expenses in the amount of $3,391, contribution to a private pension arrangement maintained by Mr. Harrington of $18,531, medical insurance premiums of $3,373, spa services for Mr. Harrington and his immediate family at Company facilities in the amount of $1,966 and samples of Company products in the amount of $52. For 2007, represents an automobile allowance of $21,619, contribution to a private pension arrangement maintained by Mr. Harrington of $20,034, medical insurance premiums of $3,455, spa services for Mr. Harrington and his immediate family at Company facilities in the amount of $995, samples of Company products in the amount of $56 and reimbursement of home internet line charges of $360.

Employment Agreements

The Company has entered into employment agreements with four of the named executives, as described below. For 2010, Mr. Harrington is being paid a salary at the annual rate of approximately $348,873 (based on the British Pounds Sterling to U.S. Dollar exchange rate on April 15, 2010 (1GBP = 1.5445 USD (the "April 15, 2010 Exchange Rate")) and will be entitled to receive a bonus based on the same performance measures (with different targets) as in effect for 2009, as discussed below, under "2009 Grants of Plan-Based Awards."

All of the agreements for the four named executives provide for, among other things: (i) the termination of the employee by the Company upon the occurrence of specified events relating to the employee's conduct; (ii) an agreement from the employee not to compete with the Company, not to disclose certain confidential information of the Company and not to solicit employees of the Company to leave their employment with the Company; (iii) the continuation of compensation payments to a disabled named executive until such officer has been unable to perform the services required of him or her for specified periods of time; (iv) an automobile allowance; (v) payments to be used for the purchase of a disability insurance policy and term life insurance; (vi) payments upon death or disability; (vii) 401(k) plan payments; (viii) health insurance (or payments in lieu thereof); and (ix) payments in lieu of unused vacation time (up to certain limits). The budgets containing targeted performance on which bonuses may be earned under the employment agreements are required to be approved for such purpose by the Compensation Committee. These bonuses are subject to reduction of up to 25% by the Compensation Committee in the event of certain failures by a named executive to follow Company policy.

Under their employment agreements, the named executives are entitled to receive certain payments from the Company and the acceleration of certain equity awards in the event such a named executive's employment with the Company terminates under various circumstances, including termination by a named executive after a change in control of the Company.

Under the employment agreements for the named executives, a "change in control" is deemed to occur if (i) over a 12-month period, a person or group of persons acquires shares of the Company representing 35% of the voting power of the Company or a majority of the members of the board is replaced by directors not endorsed by the members of the board before their appointment or (ii) a person or group of persons (other than a person or group of persons controlled, directly or indirectly, by shareholders of the Company) acquires 40% or more of the gross fair market value of the assets of the Company over a 12-week period.

If the employment agreement of a named executive is not renewed on terms at least as favorable as in that agreement, that named executive also would be entitled to certain payments. The types of terminations and the amounts payable for each are described below under "Potential Payments on Termination, Including After a Change in Control."

The named executives and their immediate families also are entitled to receive certain complimentary spa services at facilities of the Company and samples of, and discounts on purchases of, products of the Company.

Leonard Fluxman. In March 2006, the Company entered into a five-year employment agreement with Leonard Fluxman, effective as of January 1, 2006. The agreement provides for a minimum annual base salary of $575,000 and, as amended effective January 2007, an annual bonus of 50% of Mr. Fluxman's then base salary upon the attainment of 90% of the EPS Measure and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the EPS Measure up to a maximum bonus equal to 200% of Mr. Fluxman's base salary.

The agreement also provides for a grant, on the date thereof, of 30,000 restricted shares pursuant to the Current Plan, which vested at the rate of one-third thereof on each of the first three anniversaries of the date of grant, and the granting to Mr. Fluxman, as part of the annual grant of equity to officers and certain other employees of the Company, of not less than 21,000 options to purchase Common Shares (which would vest at the rate of one-third thereof on each of the first three anniversaries of the date of grant, subject to acceleration in certain events) and 26,000 performance shares. The unvested portions of any of the performance shares or options granted to Mr. Fluxman during the term of the agreement would be immediately forfeited in the event Mr. Fluxman's employment is terminated for cause or he voluntarily resigns his employment. Those options and performance shares would vest immediately upon (i) Mr. Fluxman's death or disability, (ii) Mr. Fluxman's retirement, (iii) termination of Mr. Fluxman's employment without cause or for illness or (iv) Mr. Fluxman's termination of his employment for Good Reason (which includes a change in control), as defined in the employment agreement.

The agreement provides that if Mr. Fluxman is required to pay, on or following a change in control, any excise tax pursuant to the Code, or any interest or penalties with respect to such excise tax, with respect to payments he receives from the Company (the "Payments"), the Company is required to pay to or on behalf of Mr. Fluxman an additional payment (a "Gross-Up Payment") in an amount such that after payment by Mr. Fluxman of all taxes imposed on the Gross-Up Payment, Mr. Fluxman retains an amount of the Gross-Up Payment that will be equal to the excise tax imposed upon the Payments.

Stephen Lazarus. The Company entered into a five-year employment agreement, effective August 21, 2006, with Stephen Lazarus, Executive Vice President and Chief Financial Officer of the Company. That agreement provides for the payment of an annual base salary of not less than $280,000. In addition, under an amendment to the agreement effective January 1, 2007, Mr. Lazarus is entitled to receive a bonus of 25% of his then base salary upon the attainment of 90% of the EPS Measure and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the EPS Measure, up to a maximum bonus equal to 100% of base salary.

The agreement also provides for a grant on the date thereof of 10,000 restricted shares pursuant to the Current Plan, which vest equally on the first three anniversaries of the date of the grant (subject to acceleration in certain events), and the right to be granted equity awards, as part of the Company's annual grant of awards to officers and other employees.

Robert C. Boehm. The Company entered into a five-year employment agreement, effective January 1, 2008, with Robert C. Boehm, Executive Vice President and General Counsel of the Company. That agreement, which replaced an agreement that expired by its terms on December 31, 2007, provides for the payment of an annual base salary of not less than $331,100. In addition, Mr. Boehm is entitled to receive a bonus on the same terms as applicable to the bonus payable to Mr. Lazarus.

The agreement also provides for a grant on the date thereof of 10,000 restricted shares pursuant to the Current Plan, which vest equally on the first three anniversaries of the date of the grant (subject to acceleration in certain events), and the right to be granted equity awards, as part of the Company's annual grant of awards to officers and other employees.

Glenn Fusfield. In April 2007, the Company entered into a five-year employment agreement with Glenn Fusfield, Executive Vice President and Chief Operating Officer - Maritime of the Company, effective January 1, 2007. Under his agreement, as amended, Mr. Fusfield is entitled to receive an annual base salary of not less than $301,000 and a bonus comprised of three components (through 2009). Under the first component, Mr. Fusfield is entitled to receive a bonus equal to 20% of his then base salary upon the attainment of 90% of the budgeted income from operations of the Company's Maritime Division for the year in question and additional bonuses based on that division's exceeding that 90% threshold, including its exceeding the budgeted income from operations. Under the second component, Mr. Fusfield is entitled to receive a bonus of

3.75% of his then base salary upon the attainment of 90% of the EPS Measure and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the EPS Measure (the "Second Component"). Under the third component, Mr. Fusfield is entitled to receive an amount equal to 1.25% of his then base salary upon the attainment of 90% of the budgeted income from operations of the Day Spa for the year in question and additional bonuses based on Day Spa's exceeding that 90% threshold, including exceeding its budgeted income from operations. For 2010, the third component has been eliminated and the amount of the Second Component has been increased proportionately.

The maximum bonus receivable under each of the three components is an amount equal to twice the threshold amount indicated above for such component.

The agreement also provides for a grant on the date thereof of 10,000 restricted shares pursuant to the Current Plan, which vest equally on the first three anniversaries of the date of the grant (subject to acceleration in certain events), and the right to be granted equity awards, as part of the Company's annual grant of awards to officers and other employees.

2009 Incentive Plan

Under the Current Plan, directors, officers and certain other employees of, and consultants to, the Company may be granted a variety of long-term incentives, including restricted and unrestricted shares, performance shares, RSUs, PSUs, non-qualified share options, incentive share options, share appreciation rights, exercise payment rights and other performance awards. The Current Plan is administered by the Compensation Committee of the board of directors. Under the Current Plan, the Compensation Committee determines, in its discretion, among other things, who will receive awards, when the awards will be granted, the number of shares or cash involved in each award, the time or times when restrictions on shares will lapse and any performance targets applicable to awards. Equity awards granted under the Current Plan may vest in specified installments.

In December 2009, an annual grant of RSUs and/or, as the case may be, PSUs was made to the named executives and certain other employees of the Company. The RSUs and PSUs vest equally over a three-year period, but the PSUs vest (over three years) only if certain specified Company performance targets are attained. Holders of those RSUs and PSUs do not have voting, dividend or other rights of shareholders until the restrictions lapse with respect to those units.

The Non-Employee Directors, Mr. Warshaw and Ms. Warshaw, received annual grants of restricted shares and RSUs (Mr. Warshaw only), as applicable, in 2009 under the Current Plan.

A total of 1,000,000 Common Shares have been reserved for issuance under the Current Plan, although that number is subject to adjustment for share dividends, share splits, recapitalizations and certain other events. The expiration date of the Current Plan, after which awards may not be made thereunder, is June 9, 2019. Except as may be required under any applicable regulatory rules, the board of directors may amend or discontinue the Current Plan without the consent of participants or the Company's shareholders, provided that no such action may adversely affect awards previously granted without each recipient's consent.

As of April 15, 2010, the only awards issued under the Current Plan have been a total of 250,014 restricted shares, RSUs and PSUs.

The Current Plan is substantially similar in most respects to the 1996 Option Plan and the 2004 Plan, both of which have expired other than with respect to outstanding awards thereunder.

Equity Compensation Plan Information

The following information is as of December 31, 2009:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) (2)
Equity Compensation Plans Approved by Security Holders(1)	566,293	$28.13	749,986
Total	566,293	$28.13	749,986

__________

    The number of securities to be issued upon exercise of outstanding options, warrants and rights includes shares issued under the (i) 1996 Option Plan; (ii) 2004 Equity Plan; (iii) Amended and Restated Non-Employee Directors' Share Option Plan; and (iv) Current Plan. All of these plans, other than the Current Plan, have expired, other than with respect to awards made under those plans that continue to be outstanding.

    The amount reflected in this column represents securities remaining available for future issuance under the Current Plan.

2009 Grants of Plan-Based Awards

The following table sets forth information concerning 2009 awards to the named executives of (i) cash incentive bonuses pursuant to their respective employment agreements and the Current Plan and (ii) equity awards under the Current Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Share Awards: Number of Shares of	Grant Date Fair Value
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#) (3)	of Share Awards (4)
Leonard I. Fluxman	-- 12/10/2009 12/10/2009	$335,248 -- --	$670,496 -- --	$1,340,992 -- --	-- 31,137 --	-- 31,137 --	-- 46,706 --	-- -- 13,601	-- $1,210,918 528,943
Stephen Lazarus	-- 12/10/2009 12/10/2009	82,775 -- --	165,550 -- --	331,100 -- --	-- 10,017 --	-- 10,017 --	-- 15,026 --	-- -- 4,375	-- 389,561 170,144
Robert C. Boehm	-- 12/10/2009 12/10/2009	82,775 -- --	165,550 -- --	331,100 -- --	-- 10,017 --	-- 10,017 --	-- 15,026 --	-- -- 4,375	-- 389,561 170,144
Glenn Fusfield	-- 12/10/2009 12/10/2009	82,775 -- --	165,550 -- --	331,100 -- --	-- 6,678 --	-- 10,017 --	-- 15,026 --	-- -- 4,375	-- 389,561 170,144
Sean C. Harrington	-- 12/10/2009 12/10/2009	43,135(5) --	172,541(5) --	345,081(5) -- --	-- 6,678 --	-- 10,017 --	-- 15,026 --	-- -- 4,375	-- 389,561 170,144

__________

    The amounts reported in these columns represent the threshold, target and maximum amounts of cash bonuses payable to the named executives for 2009 under their respective employment agreements and the Current Plan. The performance measures for the bonuses for the named executives other than Mr. Harrington are set forth, above, under "Employment Agreements." For 2009, Mr. Harrington was entitled to receive bonus payments under two performance measures. Under the first measure, Mr. Harrington was entitled to receive a bonus equal to 20% of his base salary upon the attainment of 90% of the budgeted net income from certain operations (the "Elemis-Related Operations") relating to Elemis and additional bonuses based on that 90% threshold being exceeded, including exceeding the budgeted net income from the Elemis-Related Operations. Under the second measure, Mr. Harrington was entitled to receive a bonus of five percent of his base salary upon the attainment of 90% of the EPS Measure and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the EPS Measure. The actual cash bonus payment for 2009 for each named executive is reported in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table," above.

    The amounts reported under this heading with the grant date of December 10, 2009 represent PSUs granted as part of the annual grant of equity to executive officers and other officers and employees of the Company (the "Annual Award"). This award vests in three equal installments on February 28, 2011, December 10, 2011 and December 10, 2012, provided that the specified performance targets for 2010 are met. If 95% of the EPS Measure or 90% (for the other performance measures), as the case may be, with respect to a particular performance target, is met, the threshold award is earned and if the performance target is exceeded, the amount of shares awarded is increased, up to an amount equal to 150% of the target number of PSUs. For Messrs. Fluxman, Lazarus and Boehm, the performance measure is the achievement of the EPS Measure. For Mr. Fusfield, the performance measures include the achievement of the budgeted income from operations of the Company's Maritime Division (two-thirds of the target number of shares) and the achievement of the EPS Measure (one-third of the target number of shares). For Mr. Harrington, the performance measures include the achievement of the budgeted net income from the Elemis-Related Operations (two-thirds of the target number of PSUs, as adjusted) and the achievement of the EPS Measure (one-third of the target number of PSUs). The terms of this award provide (i) that vesting of the PSUs would be accelerated in the event of the death or retirement of the named executive, termination of employment of the named executive by the Company without cause, termination of employment by the named executive for "good reason" as provided in the employment agreement for such named executive and a change in control of the Company and (ii) for forfeiture of the PSUs in the event of termination of employment, except as provided in clause (i).

    The holders of the PSUs and RSUs reported in this table have no rights as shareholders of the Company until the units vest.

    The amounts reported under this heading with the grant date of December 10, 2009 represent RSUs granted as part of the Annual Award. These RSUs vest equally on the first three anniversaries of the date of grant and have the same accelerated vesting and forfeiture provisions as the December 10, 2010 grant of PSUs described in note (2), above.

    The amounts reported in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (without estimates of forfeiture) for PSUs and RSUs granted to the named executives in 2009. The methodologies and assumptions utilized in the valuation of these equity awards are set forth in "Note 2(n) - Stock-Based Compensation - Restricted Shares" to the Steiner Leisure Limited and Subsidiaries Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

    Mr. Harrington's cash compensation is paid in British Pounds Sterling. These amounts are presented in U.S. Dollars based on the 2009 Exchange Rate.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option awards			Share awards
Name	Number of securities underlying unexercised options (#) exercisable (1)	Option exercise price ($)	Option expiration date	Number of shares or units of shares that have not vested (#) (2)	Market value of shares or units of shares that have not vested ($) (3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (3) (4)
Leonard I. Fluxman	40,500 21,000 --	27.67 37.63 --	12/5/2014 1/30/2016 --	-- -- 72,809 (5)	-- -- $2,894,886	-- -- 77,444 (6)	-- -- $3,079,173
Stephen Lazarus	11,500 --	37.63 --	1/30/2016 --	-- 14,775 (7)	-- 587,454	-- 24,913 (8)	-- 990,541
Robert C. Boehm	32,000 9,131 8,140 8,566 --	12.39 13.10 14.19 37.63 --	9/23/2012 12/11/2012 12/11/2013 1/30/2016 --	-- -- -- -- 21,441 (9)	-- -- -- -- 852,494	-- -- -- -- 24,913 (8)	-- -- -- -- 990,541
Glenn Fusfield	7,666 --	37.63 --	1/30/2016 --	-- 17,148 (10)	-- 681,804	-- 24,913 (11)	-- 990,541
Sean C. Harrington	5,500 --	37.63 --	1/30/2016 --	-- 13,241 (12)	-- 526,462	-- 24,913 (13)	-- 990,541

__________

    All options in this table vested in equal installments on the first three anniversaries of the date of grant (which is the day after the date that is ten years before the expiration date for each option), subject to acceleration in the event of a change in control of the Company or the death of the holder, and have ten-year terms. In each case, the exercise price of the options is equal to the average of the high and low prices of a Common Share on the grant date.

    The amounts in this column include (i) restricted shares and RSUs that have not yet vested and (ii) performance shares whose performance targets were satisfied as of December 31, 2009 that have not yet vested.

    The amounts in this column were determined by multiplying the number of Common Shares by $39.76, the closing price of a Common Share on December 31, 2009.

    The number of shares and the market value thereof reflected in these columns, respectively, are based on the number of shares that may be awarded if the target performance is achieved (because the pertinent 2009 performance exceeded the threshold therefor).

    Of these shares, 26,876 vest on July 29, 2010; 6,742 vest on each of November 6, 2010 and November 6, 2011; 18,848 vest on December 4, 2010; and 4,534 (rounded to the nearest whole number) vest on each of December 10, 2010, December 10, 2011 and December 10, 2012.

    With respect to these awards, 20,067 vested on March 2, 2010 and 20,066 vest on each of November 6, 2010 and November 6, 2011 as a result of the 2009 performance target for these shares having been exceeded; and 5,190 (rounded to the nearest whole number) vest on each of February 28, 2011, December 10, 2011 and December 10, 2012 if the 2010 performance threshold for the vesting of these PSUs is achieved. The total of these amounts is greater than the amount reflected in the table because the latter reflects the amount of shares to be granted if the performance target in question for 2009 is achieved, whereas the former reflects an amount in excess of the target amount of shares due to the 2009 performance target having been exceeded (which excess amount was not yet determined, or approved by the Compensation Committee, as of December 31, 2009, the date of the table).

    Of these shares, 2,169 vest on each of November 6, 2010 and November 6, 2011; 6,062 vest on December 4, 2010; and 1,459 (rounded to the nearest whole number) vest on each of December 10, 2010, December 10, 2011 and December 10, 2012.

    With respect to these awards, 6,455 vested on March 2, 2010 and 6,455 vest on each of November 6, 2010 and November 6, 2011 as a result of the 2009 performance target for these shares having been exceeded; and 3,339 (rounded to the nearest whole number) vest on each of February 28, 2011, December 10, 2011 and December 10, 2012 if the 2010 performance threshold for the vesting of these PSUs is achieved. The total of these amounts is greater than the amount reflected in the table because the latter reflects the amount of shares to be granted if the performance target in question for 2009 is achieved, whereas the former reflects an amount in excess of the target amount of shares due to the 2009 performance target having been exceeded (which excess amount was not yet determined, or approved by the Compensation Committee, as of December 31, 2009, the date of the table).

    Of these shares, 3,333 vested on January 1, 2010 and 3,333 vest on January 1, 2011; 2,169 vest on each of November 6, 2010 and November 6, 2011; 6,062 vest on December 4, 2010; and 1,459 (rounded to the nearest whole number) vest on each of December 10, 2010, December 10, 2011 and December 10, 2012.

    Of these shares, 3,333 vested on April 25, 2010; 2,169 vest on each of November 6, 2010 and November 6, 2011; 5,102 vest on December 4, 2010; and 1,459 (rounded to the nearest whole number) vest on each of December 10, 2010, December 10, 2011 and December 10, 2012.

    With respect to these awards, 4,966 vested on March 2, 2010 and 4,965 vest on each of November 6, 2010 and November 6, 2011 as a result of the performance threshold for one of the 2009 performance criteria for these shares having been exceeded and the performance target for the other of the 2009 performance criteria having been exceeded; and 2,226 vest on each of February 28, 2011, December 10, 2011 and December 10, 2012 if the 2010 threshold performance criteria for the vesting of these PSUs are achieved. The total of these amounts is greater than the amount reflected in the table because the latter reflects the amount of shares to be granted if the performance targets in question are achieved for 2009, whereas the former reflects an amount in excess of the target amount of shares due to the performance threshold of one of the 2009 performance criteria having been exceeded and the performance target of the other performance criterion for 2009 having been exceeded (which excess amounts were not yet determined, or approved by the Compensation Committee, as of December 31, 2009, the date of the table).

    Of these shares, 2,169 vest on each of November 6, 2010 and November 6, 2011; 4,528 vest on December 4, 2010; and 1,459 (rounded to the nearest whole number) vest on each of December 10, 2010, December 10, 2011 and December 10, 2010.

    With respect to these awards, 5,661 vested on March 2, 2010, 5,660 vest on November 6, 2010 and 5,661 vest on November 6, 2011 as a result of both of the 2009 performance targets for the vesting of these shares having been exceeded; and 2,226 vest on each of February 28, 2011, December 10, 2011 and December 10, 2012 if the 2010 performance thresholds for the vesting of these PSUs are achieved. The total of these amounts is greater than the amount reflected in the table because the latter reflects the amount of shares to be granted if the performance thresholds in question are achieved, whereas the former reflects an amount in excess of the target amount of shares due to the performance targets of both of the two 2009 performance criteria having been exceeded (which excess amounts were not yet determined, or approved by the Compensation Committee, as of December 31, 2009, the date of the table).

2009 Option Exercises and Shares Vested

	Option awards		Share awards
Name	Number of shares acquired on exercise (#) (1)	Value realized on exercise ($) (2)	Number of shares acquired on vesting (#) (3)	Value realized on vesting ($) (4)
Leonard I. Fluxman	17,000	$438,782	72,625	$2,388,021
Stephen Lazarus	--	--	24,368	828,115
Robert C. Boehm	5,934	85,759	24,369	813,280
Glenn Fusfield	--	--	23,101	783,909
Sean C. Harrington	--	--	14,935	492,191

__________

    For each named executive, this number represents the total number of shares underlying options that were exercised in 2009.

    The amounts in this column represent the difference between (i) the aggregate market price of the underlying shares on the date of exercise of the options (calculated by using the price of a Common Share on the Nasdaq Global Select Market at the time of exercise of the options) and (ii) the aggregate exercise price for the exercised options. The options were exercised using net share settlement (shares that otherwise would have been received upon the exercise of options were used to cover the exercise price and were withheld to pay income tax).

    The amounts in this column represent the restricted shares and performance shares that vested for each named executive in 2009. Upon vesting, where applicable, the restrictions associated with these shares lapsed. The amounts in this column do not take into account shares surrendered to satisfy the named executives' tax withholding obligations upon the vesting of restricted shares.

    The amounts in this column were calculated by multiplying the number of shares that vested in 2009 for each named executive by the closing price of a Common Share on the Nasdaq Global Select Market on the date of vesting. The amounts in this column do not take into account amounts paid by the named executives by means of surrender of shares to satisfy tax obligations upon the vesting of restricted shares.

Potential Payments on Termination, Including After a Change in Control

The information below reflects the incremental compensation that may be received by the named executives (or their beneficiaries, as applicable) under their employment agreements and under certain insurance policies, premiums for which are paid by the Company, upon the termination of employment: (i) by the Company without cause, (ii) by the individual for cause, (iii) after a change in control of the Company, (iv) upon a non-renewal of the agreement after its expiration, (v) on death, (vi) in connection with a disability, and (vii) in connection with an illness, as applicable (each a "Termination Event").

The information below assumes that the Termination Event occurred on December 31, 2009, the last day of the Company's last fiscal year. Among the amounts reflected below are those based on the price of the Common Shares. For this purpose, the value of each of the Common Shares is $39.76, the closing price of a Common Share on the Nasdaq Global Select Market on December 31, 2009.

The amounts set forth in the table below (i) do not include any unpaid accrued amounts of compensation that would have been payable to the named executives as of December 31, 2009, whether or not a Termination Event had occurred and (ii) are payable in a lump sum, except as indicated in the notes to the table.

Name	Cash Payment $ (1)	Restricted Shares $ (2)	Excise Tax Gross-up $ (3)	Life Insurance Proceeds $ (4)	Disability Insurance Proceeds $ (5)	Total $
Leonard I. Fluxman
Termination without cause by Company	$ 3,458,471	$1,285,520	--	--	--	$ 4,743,991
Termination for cause by Employee	2,063,684	1,285,520	--	--	--	3,349,204
Change in Control (6)	17,156,483	1,285,520	$7,068,607	--	--	25,510,610
Non-renewal of employment agreement (7)	1,340,992	1,285,520	--	--	--	2,626,512
Death	1,350,933	1,285,520	--	$1,340,992	--	3,977,445
Disability	1,368,188	1,285,520	--	--	$2,400,000	5,053,708
Illness	697,692	1,285,520	--	--	--	1,983,212
Stephen Lazarus
Termination without cause by Company	1,074,633	1,577,995	--	--	--	2,652,628
Termination for cause by Employee	988,709	1,577,995	--	--	--	2,566,704
Change in Control (6)	988,709	1,577,995	--	--	--	2,566,704
Non-renewal of employment agreement (7)	496,650	1,577,995	--	--	--	2,074,645
Death	506,592	1,577,995	--	993,300	--	3,077,887
Disability	522,316	1,577,995	--	--	3,051,000	5,151,311
Illness	191,216	1,577,995	--	--	--	1,769,211
Robert C. Boehm
Termination without cause by Company	1,068,860	1,843,035	--	--	--	2,911,895
Termination for cause by Employee	1,603,290	1,843,035	--	--	--	3,446,325
Change in Control (6)	1,603,290	1,843,035	--	--	--	3,446,325
Non-renewal of employment agreement (7)	496,650	1,843,035	--	--	--	2,339,685
Death	506,346	1,843,035	--	993,300	--	3,342,681
Disability (termination by Company)	519,430	1,843,035	--	--	452,000	2,814,465
Disability (termination by Employee)	195,526	1,843,035	--	--	452,000	2,490,561
Glenn Fusfield
Termination without cause by Company	1,083,252	1,672,345	--	--	--	2,755,597
Termination for cause by Employee	1,083,252	1,672,345	--	--	--	2,755,597
Change in Control (6)	1,083,252	1,672,345	--	--	--	2,755,597
Non-renewal of employment agreement (7)	496,650	1,672,345	--	--	--	2,168,995
Death	506,592	1,672,345	--	662,200	--	2,841,137
Disability (termination by Company)	526,626	1,672,345	--	--	3,869,120	6,068,091
Disability (termination by Employee)	195,526	1,672,345	--	--	3,869,120	5,736,991

__________

    Pursuant to the terms of their employment agreements with the Company, the named executives, other than Mr. Harrington, who did not have an employment agreement with the Company as of December 31, 2009, are entitled to the following cash payments upon the indicated Termination Events:

    Mr. Fluxman: (i) without cause by the Company: the aggregate of his then base salary, the cash incentive bonus that would have been payable for the year in which the termination occurred (the "Payable Bonus"), the cost of the benefits to which he was then entitled as of the termination date (the "Benefits Amount"), and his automobile allowance, each for the longer of 30 months or the remainder of the term of the employment agreement (the "Remaining Term") (payable upon the earlier to occur of Mr. Fluxman's death or the six-month anniversary of the termination date); (ii) for cause by Mr. Fluxman: the aggregate of his then base salary for the longer of 24 months and the Remaining Term, the Payable Bonus for the Remaining Term, the Benefits Amount and the automobile allowance for the Remaining Term (payable upon the later of 60 days after the year in which the termination occurred and six months after the termination date); (iii) change in control: an amount equal to the greater of the amount payable for termination for cause by Mr. Fluxman and 2.99 times Mr. Fluxman's "Base Amount" within the meaning of Section 280G of the Code (the amount indicated in the table above assumes the latter is greater) (payable upon the later of 60 days after the year in which the termination occurred and six months after the termination date); (iv) non-renewal of employment agreement: the aggregate of his then base salary and the Payable Bonus (payable upon the earlier to occur of Mr. Fluxman's death and six months after the termination date); (v) death: the aggregate of his then base salary, the Payable Bonus and the cost of health and dental insurance as then in effect for a period of one year (payable in bi-weekly installments for one year, commencing within 10 days after the date of death, except that the Payable Bonus payments begin 60 days after the date of death); (vi) disability: the aggregate of his then base salary, the Payable Bonus and the Benefits Amount for one year (payable beginning 60 days after the termination date and payable bi-weekly for one year thereafter); and (vii) illness: the aggregate of the Payable Bonus and Benefits Amount (payable upon the later of 60 days after the end of the year in which such termination occurs and six months following such termination).

    Mr. Lazarus: (i) without cause by the Company: an amount equal to twice the aggregate of each of his then base salary, the Payable Bonus, the Benefits Amount and his automobile allowance (payable upon the earlier to occur of Mr. Lazarus's death and the six-month anniversary of the termination date); (ii) for cause by Mr. Lazarus: the aggregate of his then base salary for the longer of 24 months and the Remaining Term, the Payable Bonus for the Remaining Term and the Benefits Amount and his automobile allowance for the Remaining Term (payable upon the later of 60 days after the year in which termination occurred and six months after the termination date); (iii) change in control: same as termination for cause by Mr. Lazarus; (iv) non-renewal of employment agreement: the aggregate of his then base salary and the Payable Bonus (payable upon the earlier of death and six months after termination); (v) death: the aggregate of his then base salary, the Payable Bonus and the cost of health and dental insurance as then in effect for a period of one year (payable ten days after the date of death, except that the Payable Bonus is payable in bi-monthly installments for one year after the date of death); (vi) disability: the aggregate of his then base salary, the Payable Bonus and the Benefits Amount for one year (payable bi-monthly for one year beginning 60 days after the termination date); and (vii) illness: the aggregate of the Payable Bonus and Benefits Amount (payable upon the later of 60 days after the year in which termination occurs and six months after the termination date).

    Mr. Boehm: (i) without cause by the Company: an amount equal to twice the aggregate of each of his then base salary, the Payable Bonus, the Benefits Amount and his automobile allowance (payable upon the earlier to occur of Mr. Boehm's death and the six-month anniversary of the termination date); (ii) for cause by Mr. Boehm: the aggregate of his then base salary for the longer of 24 months and the Remaining Term, the Payable Bonus for the Remaining Term and the Benefits Amount and his automobile allowance for the Remaining Term (payable upon the later of 60 days after the year in which termination occurred and six months after the termination date); (iii) change in control: same as termination for cause by Mr. Boehm; (iv) non-renewal of employment agreement: the aggregate of his then base salary and the Payable Bonus (payable upon the earlier of death and six months after termination); (v) death: the aggregate of his then base salary and the Payable Bonus (payable in bi-monthly installments for one year after the date of death) and the cost of health and dental insurance as then in effect for a period of one year after the date of death; (vi) disability: the aggregate of his then base salary, the Payable Bonus and the Benefits Amount for one year (payable bi-monthly for one year beginning 60 days after the termination date) and (vii) disability (termination by Mr. Boehm): the aggregate of the Payable Bonus and the Benefits Amount for one year (payable upon the later of 60 days after the year in which termination occurs and six months after the termination date).

    Mr. Fusfield (i) without cause by the Company: an amount equal to twice the aggregate of each of his then base salary, the Payable Bonus, the Benefits Amount and his automobile allowance (payable upon the earlier to occur of Mr. Fusfield's death and the six-month anniversary of the termination date); (ii) for cause by Mr. Fusfield: same as termination for cause by Mr. Lazarus; (iii) change in control: same as termination for cause by Mr. Lazarus; (iv) non-renewal of employment agreement: the aggregate of his then base salary and the Payable Bonus (payable upon the earlier of death and six months after termination); (v) death: the aggregate of his then base salary, the Payable Bonus and the cost of health and dental insurance as then in effect for a period of one year (payable ten days after the date of death, except that the Payable Bonus is payable in bi-monthly installments for one year after the date of death); (vi) disability (termination by the Company): the aggregate of his then base salary, the Payable Bonus and the Benefits Amount for one year (payable bi-monthly for one year beginning 60 days after the termination date); and (vii) disability (termination by Mr. Fusfield): the aggregate of the Payable Bonus and the Benefits Amount for one year (payable upon the later of 60 days after the year in which termination occurs and six months after the termination date).

    These amounts represent the value of unvested restricted shares, RSUs, performance shares and PSUs subject to accelerated vesting as a result of the Termination Event in question as of December 31, 2009. That value is derived by multiplying the number of accelerated shares by the closing price of a Common Share on the Nasdaq Global Select Market on December 31, 2009.

    Upon a change in control, the named executives may be subject to excise tax imposed under Section 4999 of the Internal Revenue Code with respect to payments received from the Company. Under Mr. Fluxman's employment agreement, the Company has agreed to reimburse him for the excise tax, as well as any excise and income taxes and any interest or penalties thereon payable as a result of the excise tax reimbursement. The amounts in the table are based on an excise tax rate of 20% and a federal income tax rate of 36.45% and include employment taxes.

    Represents proceeds of term life insurance policies, the premiums for which are paid by the Company.

    Represents, for each named executive, the total of the monthly proceeds payable through age 65 under a disability insurance policy for which the Company reimburses the named executive for premium payments. Amounts under this heading represent the total maximum benefit for each named executive, even where the Company only pays a portion of such benefit.

    The named executives are entitled to the cash payments described above in note (1) upon a change in control of the Company, but only if the named executive terminates his employment upon or after the change in control. The named executives have rights to accelerated vesting of equity awards in the event of a change in control of the Company without further action on their part. For restricted shares, RSUs, performance shares and PSUs, acceleration occurs upon a change in control under the terms of the respective equity plans, grant agreements and/or, as the case may be, employment agreements.

    These payments apply if the applicable agreement is not renewed on terms no less favorable than the existing agreement. Payments upon non-renewal extend by one year the term of the post-employment non-competition obligation applicable to the named executive.

Compensation Committee Interlocks and Insider Participation

Messrs. Harris and Preston and Ms. Cohen served as members of the Compensation Committee throughout 2009 and Ms. Dickins served as a member of the Compensation Committee from June 10, 2009 until July 29, 2009. None of the members of the Compensation Committee has ever been an employee of the Company and none of them has had a relationship, other than service on the board of directors, requiring disclosure in this Proxy Statement under applicable SEC regulations. None of the executive officers of the Company has served on the compensation committee of any other entity, any of whose directors or executive officers served either on the Company's board of directors or on the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the directors and certain officers of the Company, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the SEC. Such persons are required to furnish the Company with copies of all Section 16(a) reports they file.

Based upon a review of such forms furnished to the Company and upon representations from certain persons subject to the reporting requirements of Section 16(a), the Company is not aware of any person who did not timely file reports required by Section 16(a) of the Exchange Act during 2009, except the Form 4 reports disclosing the acquisition by each of Leonard Fluxman, Robert C. Boehm, Stephen Lazarus, Glenn Fusfield, Sean Harrington, Robert Lazar, Jeff Matthews, Bruce Pine and Robert Schaverien of performance shares which vested following the determination that the required performance criteria had been met.

CERTAIN TRANSACTIONS

The Audit Committee of the board of directors is responsible for review and approval of transactions between the Company or its subsidiaries and related parties. For this purpose, a "related party" is any officer, director, nominee for director, 5% shareholder or any employee (other than, for employees who are not directors or executive officers, where the amount of the transaction does not exceed $50,000 ("Other Employee Transactions")) of the Company and their immediate family members.

The Audit Committee has adopted the above policy in writing. Pursuant to the Audit Committee's direction, the Company has also adopted a written policy setting forth procedures related to approval by senior management of Other Employee Transactions.

To the extent practicable, related party transactions are presented to the Audit Committee prior to their consummation. When reviewing and evaluating a related party transaction, the Audit Committee may consider, among other things, any effect a transaction may have upon a director's independence, whether the transaction involves terms and conditions that are no less favorable to the Company than those that could be obtained in a transaction between the Company and an unrelated third party and the nature of the related party's involvement in the transaction. Management will notify the Audit Committee not less frequently than quarterly of new related party transactions of which they are aware and any material changes to any previously approved, conditionally approved or ratified related party transactions. The Company has adopted procedures to implement the foregoing policies.

United Kingdom Lease

Effective June 24, 2000, Elemis entered into a 20-year lease with Harrow Weald Limited ("HWL"), whereby Elemis leases approximately 12,500 square feet of space in the London borough of Harrow used for the operations of Elemis and the Company's United Kingdom training operations (the "Lease"). HWL is an entity owned by the children of Clive E. Warshaw and Michèle Steiner Warshaw. The annual rent is subject to increase after the fifth, tenth and 15th years of the Lease term based on market conditions. In addition to other obligations of Elemis under the Lease, rent payments totaled approximately $283,000 for 2009, based on the 2009 Exchange Rate. For the first five years of the Lease term, the rent reflected the agreement of HWL to reduce by 50% the annual rent. The second five-year term commenced in June 2005. In addition to the end of the 50% rent reduction in June 2005, rent was adjusted at that time as required under the terms of the Lease using the changes in a United Kingdom retail price index as the guideline, as approved by the Audit Committee. For 2010, the total rent would be approximately $279,551, based on the April 15, 2010 Exchange Rate and based on the current rental amount. However, as indicated above, that amount is subject to increase in June 2010, although the amount of any such increase has not yet been determined. The Company believes that the terms of the Lease are no less favorable to the Company than would have been obtained from an unrelated party.

Compensation of Robert Schaverien

Robert Schaverien serves as the Managing Director of Steiner Training Limited ("Training"), a United Kingdom subsidiary of the Company responsible for the training of shipboard employees. Mr. Schaverien is the son-in-law of Clive E. Warshaw and Michèle Steiner Warshaw. Mr. Schaverien's cash compensation is paid in British Pounds Sterling. For 2009, Mr. Schaverien received a salary of $186,502, a bonus of $105,815, an automobile allowance of $16,635, reimbursement of fuel expenses in the amount of $4,457, medical insurance premiums of $3,201, spa services for Mr. Schaverien and his immediate family at Company facilities in the amount of $586 and samples of Company products in the amount of $28 (in each case, based on the 2009 Exchange Rate). The dollar amounts for the perquisites and personal benefits described above for Mr. Schaverien and, where applicable, for Ms. Warshaw, below, were determined as described in note (3) to the "Summary Compensation Table," above, under "Executive Compensation."

In December 2009, Mr. Schaverien was granted, as part of the annual equity award to executive officers and certain other employees of the Company, (i) 1,108 RSUs that vest equally over three years, and which have a grant date fair value of $42,525 and (ii) 3,044 PSUs that vest equally on each of February 28, 2011, December 10, 2011 and December 10, 2012 (provided that certain specified performance targets are met for 2009) and which have a grant date fair value of $116,829.

The grant date fair value for each of these awards is the dollar amount recognized by the Company for financial statement reporting purposes for 2009 in accordance with FASB ASC Topic 718 (excluding forfeiture estimates). The methodologies and assumptions utilized in the valuation of these equity awards are set forth in Note 2(n) to the Consolidated Financial Statements of Steiner Leisure Limited and its Subsidiaries, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

Mr. Schaverien's compensation for 2009 was pursuant to an employment agreement that expired on December 31, 2009. That agreement provided for the payment of an annual base salary of not less than approximately $166,000 (based on the 2009 Exchange Rate) and a bonus comprised of three components for 2009, described below. Under the first component, Mr. Schaverien was entitled to receive a bonus of 15% of his base salary upon the attainment by Training of 90% of its budgeted operating income (subject to a specified adjustment) for the year in question and additional bonuses based on Training's exceeding that 90% threshold, up to a maximum bonus of 60% of his base salary. Under the second component, Mr. Schaverien was entitled to receive a bonus of five percent of his base salary upon the attainment of 90% of the EPS Measure and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the EPS Measure, up to a maximum of 20% of his base salary. Under the third component, Mr. Schaverien was entitled to receive an amount equal to five percent of his base salary upon the attainment of 90% of the budgeted net revenue of the Company's Maritime Division for the year in question and additional bonuses based on that division's exceeding that 90% threshold, including exceeding its budgeted net revenue, up to a maximum of 20% of his base salary.

The balance of Mr. Schaverien's agreement had terms that were the same or similar to those of the employment agreements in effect for the named executives.

Because he is an executive officer of the Company, in addition to the requirement that his compensation be approved by the Audit Committee, the compensation payable to Mr. Schaverien (including the targets upon which his bonus is based) is required to be approved by the Compensation Committee.

The Company has not entered into a new employment agreement with Mr. Schaverien. However, the Audit Committee and Compensation Committee have approved the following compensation for Mr. Schaverien for 2010. For 2010, Mr. Schaverien will receive a base salary of $188,553 (based on the April 15, 2010 Exchange Rate) and will be entitled to the same benefits as described above for him for 2009. For 2010, Mr. Schaverien is entitled to receive a bonus comprised of two components. Under the first component, Mr. Schaverien is entitled to receive a bonus of 20% of his base salary upon the attainment by Training of 90% of its budgeted operating income (subject to a specified adjustment) for the year in question and additional bonuses based on Training's exceeding that 90% threshold, up to a maximum bonus of 80% of his base salary. Under the second component, Mr. Schaverien is entitled to receive a bonus of five percent of his base salary upon the attainment of 90% of the EPS Measure and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the EPS Measure, up to a maximum of 20% of his base salary.

SEG Options Transaction

On September 21, 2009, the Company entered into agreements with Clive Warshaw, Chairman of the Board, and Leonard Fluxman, President and Chief Executive Officer of the Company, whereby each of Messrs. Warshaw and Fluxman surrendered all of his rights under 4,000 and 6,000 options, respectively (the "SEG Options"), to purchase shares of common stock of the Company's Steiner Education Group, Inc. subsidiary ("SEG"), which SEG Options were granted to Messrs. Warshaw and  Fluxman in September 1999 under the SEG 1999 Stock Option Plan (the "SEG Plan"). These rights were surrendered in exchange for 17,917 and 26,876 RSUs, respectively (the "Transaction"). The fair values of these two tranches of RSUs, as determined in accordance with FASB AST Topic 718, were $646,445 and $969,686, respectively. A similar agreement was also entered into by the Company on the above date with another holder (who is not an executive officer or a director of the Company) of options under the SEG Plan.

The determination of the number of RSUs issued to Messrs. Warshaw and Fluxman (and such other holder) was based on a valuation of SEG prepared by an independent valuation firm (the "Valuation") and was based on the closing price of the Common Shares on July 29, 2009 (the "Approval Date"), the date on which the Audit Committee and the Compensation Committee approved the Transaction and the date on which the Company and Messrs. Warshaw and Fluxman agreed to the Transaction, subject only to the determination of the number of RSUs to be issued to Messrs. Warshaw and Fluxman based on the Valuation.

The RSUs were issued under the Current Plan and, generally, cannot be sold or otherwise transferred, and do not provide dividend or voting rights to the holder thereof with respect to the Common Shares, until one year from the Approval Date.

Compensation of Michèle Steiner Warshaw

Michèle Steiner Warshaw serves as Executive Vice President of the Company's Cosmetics Limited subsidiary. That subsidiary owns rights with respect to a number of products sold by the Company. Ms. Warshaw is a member of the board of directors of the Company and is the wife of Clive E. Warshaw. Pursuant to a five-year employment agreement with the Company effective January 1, 2007, Ms. Warshaw is entitled to receive a base salary of $80,000, a fee of $1,500 for each meeting of the board of directors and a committee thereof (where invited by that committee) attended and an annual award under the Current Plan of RSUs of the Company in an amount determined by dividing $50,000 by the closing price of a Common Share on the date of such award.

This agreement also provides for a payment of one year's base salary to Ms. Warshaw in the event she terminates the agreement after a material breach thereof or reduction in compensation or benefits by the Company, a change in control of the Company (which term has the same meaning as in the employment agreements for the named executives who have employment agreements) or if the Company terminates the agreement without cause. Under this agreement, Ms. Warshaw also is subject to confidentiality and non-competition requirements similar to those under the employment agreements with the named executives.

For 2009, Ms. Warshaw received the aforesaid payments, as well as certain perquisites and compensation as a director of the Company, as described in the "Director Compensation Table" under "Compensation of Directors," above.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young as independent auditors of the Company for the fiscal year ending December 31, 2010, subject to ratification by the shareholders. Ernst & Young was first engaged as independent auditors for the Company in June 2002.

Ernst & Young has provided certain non-audit services to the Company as described above, under "Audit Committee Report."

Although ratification by the shareholders of the appointment of independent auditors is not legally required, the board of directors believes that such action is desirable. If the appointment of Ernst & Young is not ratified, the Audit Committee may consider other independent auditors for the Company. However, due to the difficulty and expense of making any change of auditors so long after the beginning of the current fiscal year, it is likely that the appointment would stand for 2010 unless the Audit Committee found other good reason for making a change.

A representative of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions which the shareholders may have.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" ratification of the selection of Ernst & Young as independent auditors of the Company for the 2010 fiscal year.

OTHER MATTERS

As of the date of this Proxy Statement, the board of directors knows of no other matters that will be brought before the Annual Meeting. In the event that any other business is properly presented at the Annual Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

EXPENSE OF SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by telephone, telegram, facsimile, email or in person by directors, officers or employees of the Company, who will receive no additional compensation for such services. In addition, the Company will reimburse brokers and other shareholders of record for their expenses in forwarding proxy materials to beneficial owners.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Proposals that shareholders wish to have considered for inclusion in the proxy statement for the 2011 annual meeting of shareholders must be received by the Company on or before December 31, 2010. Shareholders are required to follow the procedure set forth in Rule 14a-8 of the Exchange Act. Proposals should be directed to Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

In order for a shareholder proposal to be submitted outside the processes of Rule 14a-8, the Company's Articles of Association provide that for business to be properly brought before future annual meetings by a shareholder, in addition to other applicable requirements, the shareholder must be present at the meeting and written notice thereof must be received by the Company's Secretary not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"), or between February 10, 2011 and March 27, 2011. If the annual meeting is to be held more than 30 days before or more than 60 days after the Anniversary Date, such notice must be received not later than the later of the 75th day prior to the annual meeting or the tenth day following the day on which the public announcement of the annual meeting date is first made by the Company. The shareholder's notice to the Company must include (i) a brief description of the business to be brought before the meeting and the reasons therefor, (ii) the shareholder's name and address, as they appear in the Company's books, (iii) the number of Common Shares beneficially owned by the shareholder and the names of any other beneficial owners of such Common Shares, (iv) any material interest of the shareholder in such business, and (v) the names and addresses of other shareholders known by the shareholder to support such proposal and the numbers of shares beneficially owned by such other shareholders.

DELIVERY OF DOCUMENTS

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more security holders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as "householding," can effectively reduce the Company's printing and postage costs.

Certain shareholders (beneficial owners) whose shares are held in "street name" (i.e., in the name of a brokerage firm or other intermediary) and who have consented to householding will receive only one Notice or set of proxy materials per household. If a shareholder's household received a single Notice and set of proxy materials this year and would like to receive additional copies, or if a shareholder's household received multiple copies of the same items and would like to receive only a single copy in the future, that shareholder should contact the shareholder's brokerage firm, bank or other nominee.

Registered shareholders (i.e., shareholders who hold shares in their own name through the Company's transfer agent) should contact the Householding Department of Broadridge Financial Solutions, Inc. ("Broadridge") by mail at 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 1-800-542-1061 and indicate your name, the name of each of your brokerage firms or banks where your shares are held and your account numbers.

ANNUAL REPORT

In addition to availability through Broadridge, a copy of the Company's 2009 Annual Report to Shareholders (which includes the Company's annual report on Form 10-K, without exhibits, for fiscal year 2009) is available to each shareholder entitled to vote at the Annual Meeting. Copies of that Annual Report may be obtained, without charge, by any shareholder, by writing or calling Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146, telephone (305) 358-9002. Please note, however, that if a shareholder wishes to receive a paper proxy card or other proxy materials for the purpose of the Annual Meeting, that shareholder should follow the instructions included in the Notice. These materials are also available for review on Company's website at www.steinerleisure.com.

By Order of the Board of Directors /s/ Robert C. Boehm
Robert C. Boehm Secretary

April 30, 2010

[FORM OF PROXY CARD]

STEINER LEISURE LIMITED
PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 10, 2010

The undersigned hereby appoints Stephen Lazarus and Robert C. Boehm, and each of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the common shares of Steiner Leisure Limited held of record by the undersigned on April 15, 2010 at the Annual Meeting of Shareholders to be held on June 10, 2010, and at any adjournments or postponements thereof, for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF CYNTHIA R. COHEN AND DENISE DICKINS AS CLASS II DIRECTORS AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE)

ANNUAL MEETING OF SHAREHOLDERS OF
STEINER LEISURE LIMITED
June 10, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at proxyvote.com.
Please have the 12-digit control number on the Notice available to access these documents.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
CYNTHIA R. COHEN AND DENISE DICKINS AS CLASS II DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

		For All Nominees	Withhold Authority for All Nominees	For All Except (see instructions below)	Nominees:

1.

Election of 2 Class II Directors
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		[ ]	[ ]	[ ]	○	Cynthia R. Cohen	Class II
					○	Denise Dickins	Class II
2.	Ratification of the appointment of Ernst & Young LLP as independent auditors for the 2010 fiscal year.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof. The signer hereby acknowledges the receipt of the Notice of Annual Meeting and Proxy Statement.

Please check here if you plan to attend the meeting. [ ]

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Date

Signature, if held jointly	Date

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

[ ]

NOTE: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.